      As filed with the Securities and Exchange Commission on November 22, 1994
                                                   Registration No. 33-________

================================================================================

                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                                   _______________

                                      FORM S-4
               Registration Statement Under The Securities Act of 1933
                                   _______________

                            MARSHALL & ILSLEY CORPORATION
                 (Exact name of Registrant as specified in charter)

        Wisconsin                    6022                     39-0968604
(State of Incorporation) (Primary Standard Industrial      (I.R.S. Employer
                              Classification Code No.)     Identification No.)

                               770 North Water Street
                             Milwaukee, Wisconsin 53201
         (Address, including ZIP Code, and telephone number, including area code, of Registrant's principal executive offices)
                                   _______________

                              M.A. HATFIELD, Secretary
              Marshall & Ilsley Corporation, 770 North Water Street,
                             Milwaukee, Wisconsin 53202

                                   (414) 765-7801
            (Name, address, including ZIP Code, and telephone number,
                     including area code, of agent for service)
                                   _______________

                                     Copies to:
    Randall J. Erickson                                   Frank J. Pelisek
   Godfrey & Kahn, S.C.                                   Michael, Best &
                                                             Friedrich
  780 North Water Street                              100 East Wisconsin Avenue
Milwaukee, Wisconsin 53202                           Milwaukee, Wisconsin 53202
      (414) 273-3500                                       (414) 271-6560

       Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

       If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE
================================================================================

                                    Proposed       Proposed
                                     Maximum        Maximum
                                    Offering       Aggregate     Amount of
Title of Securities  Amount to      Price Per      Offering    Registration
 to be Registered  be Registered(1) Share (2)      Price (2)       Fee (3)
________________________________________________________________________________

Common Stock,         1,491,600         N/A       $28,928,000     $9,975.24
$1.00 par value

================================================================================
(1) The number of shares to be registered is based upon an estimate of the maximum number of shares of Common Stock of the Registrant to be issued to holders of Common Stock of the Bank of Burlington ("Bank") pursuant to the Agreement (as defined herein).

(2) The registration fee was computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based upon the average of the bid and asked prices of shares of Bank Common Stock on November 18, 1994 ($32.00) and the maximum number of such shares 904,000 that may be exchanged for the Common Stock of the Registrant being registered.

(3) In accordance with Rule 457(b), the total registration fee of $9,975.24 has been reduced by $9,351.79, which was previously paid on September 19, 1994 upon the filing under the Securities Exchange Act of 1934, as amended, of preliminary copies of proxy materials of the Bank. Therefore, the registration fee payable upon the filing of this Registration Statement is $623.45.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                           MARSHALL & ILSLEY CORPORATION

                                Cross Reference Sheet



Registration Statement
  Item and Heading                           Location in Prospectus
- ----------------------                       ----------------------
1.   Forepart of Registration Statement and.......  Facing Page of Registration
     Outside Front Cover Page of Prospectus         Statement; Cross-Reference
                                                    Sheet; Outside Front Cover
                                                    Page of Prospectus/Proxy
                                                    Statement

2.   Inside Front and Outside Back Cover..........  Inside Front Cover of
     Pages of Prospectus                            Prospectus/Proxy Statement;
                                                    Available Information;
                                                    Incorporation of Certain
                                                    Information by Reference;
                                                    Table of Contents

3.   Risk Factors, Ratio of Earnings to...........  Summary
     Fixed Charges and Other Information

4.   Terms of the Transaction.....................  Incorporation of Certain
                                                    Information by Reference;
                                                    Summary; The Consolidation;
                                                    Comparison of Shareholder
                                                    Rights; Certain Provisions
                                                    of the Wisconsin Business
                                                    Corporation Law

5.   Pro Forma Financial Information..............  Not Applicable

6.   Material Contacts With the Company...........  Certain Related Transactions
     Being Acquired

7.   Additional Information Required for..........  Not Applicable
     Reoffering by Persons and Parties
     Deemed to be Underwriters

8.   Interests of Named Experts and Counsel.......  Not Applicable

9.   Disclosure of Commission Position on.........  Not Applicable
     Indemnification For Securities Act
     Liabilities

10.  Information With Respect to S-3 Registrants..  Available Information;
                                                    Incorporation of Certain
                                                    Information by Reference;
                                                    Summary; Certain Information
                                                    Regarding M&I and the Bank

11.  Incorporation of Certain Information by......  Summary; Incorporation of
     Reference                                      Certain Information by
                                                    Reference

12.  Information with Respect to S-2 or S-3.......  Not Applicable
     Registrants

13.  Incorporation of Certain Information by......  Not Applicable
     Reference

14.  Information with Respect to Registrants......  Not Applicable other than S-2 or S-3 Registrants

15.  Information with Respect to S-3 Companies....  Not Applicable

16.  Information with Respect to S-2 or S-3.......  Documents Accompanying
     Companies                                      Prospectus/Proxy
                                                    Statement; Incorporation of
                                                    Certain Information by
                                                    Reference; Summary; Certain
                                                    Information Regarding M&I
                                                    and the Bank

17.  Information with Respect to Companies........  Not Applicable other than S-3 or S-2 Companies

18.  Information if Proxies, Consents or..........  Incorporation of
     Authorizations to be Solicited                 Certain Information by
                                                    Reference; Summary; The
                                                    Special Meeting; The
                                                    Consolidation - Dissenters'
                                                    Rights of Appraisal; The
                                                    Consolidation - Conditions
                                                    to Consolidation

19.  Information if Proxies, Consents or..........  Not Applicable
     Authorizations are not to be Solicited
     or in an Exchange Offer

                                Bank of Burlington
                                200 South Pine Street
                             Burlington, Wisconsin 53105

                             ---------------------------

                      Notice of Special Meeting of Shareholders
                             To Be Held January 12, 1995


       Notice is hereby given that a special meeting of shareholders of the Bank of Burlington, a Wisconsin state bank (the "Bank"), will be held on Thursday, January 12, 1995 at 4:00 p.m. local time, at Richard's White Oaks, 7305 McHenry Street, Burlington, Wisconsin 53105 (the "Special Meeting") for the following purposes:

       1. To consider and act upon a proposal to approve the Agreement and Plan of Reorganization dated June 15, 1994, as amended and restated, between the Bank and Marshall & Ilsley Corporation ("M&I") and a related Consolidation Agreement between M&I Interim Bank ("M&I Interim Bank") and the Bank (all of which are hereinafter collectively referred to as the "Agreement"), copies of which are attached as Appendix A to the accompanying Prospectus/Proxy Statement, pursuant to which M&I Interim Bank will be consolidated with and into the Bank (the "Consolidation") and each outstanding share of the Bank's common stock, $1.25 par value, will be converted into the right to receive 1.65 shares of M&I's common stock, $1.00 par value, and cash in lieu of fractional shares;

       2. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

       Shareholders are urged to read the accompanying Prospectus/Proxy Statement completely and carefully. No person has been authorized to give any information or make any representations not contained in the accompanying Prospectus/Proxy Statement and if given or made such information and representations should not be relied upon.

       The Board of Directors of the Bank has fixed the close of business on December 1, 1994, as the record date (the "Record Date") for determining the shareholders of the Bank entitled to notice of and to vote at the Special Meeting, and only shareholders of record at such time will be entitled to such notice and to vote.

       THE BOARD OF DIRECTORS OF THE BANK BELIEVES THAT THE PROPOSED CONSOLIDATION IS IN THE BEST INTERESTS OF THE BANK AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS OF THE BANK VOTE "FOR" THE AGREEMENT AND THE PROPOSED CONSOLIDATION.

       DISSENTERS' RIGHTS OF APPRAISAL ARE AVAILABLE TO BANK SHAREHOLDERS WHO WISH TO DISSENT FROM THE CONSOLIDATION AND WHO PROPERLY PERFECT SUCH RIGHTS.

                                 By order of the Board of Directors



                                 Patrick M. Lloyd, Chairman of Board

Burlington, Wisconsin
December 2, 1994

                              _________________________

Your vote is important. Please mark, sign and date the accompanying form of proxy and return it promptly in the envelope enclosed for your use. The form of proxy will not be used if you attend the meeting and wish to vote in person.

    The date of the accompanying Prospectus/Proxy Statement is November 22, 1994.

                                  BANK OF BURLINGTON
                                   PROXY STATEMENT

                                  ------------------

                            MARSHALL & ILSLEY CORPORATION
                                     PROSPECTUS
                                  1,491,600 SHARES

                           Common Stock ($1.00 par value)


       This Prospectus/Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Bank of Burlington, a Wisconsin state bank (the "Bank"), from the holders of the Bank's Common Stock, $1.25 par value (the "Bank Stock"), for use at the special meeting of the Bank's shareholders to be held on January 12, 1995 at the time and place set forth in the notice accompanying this Prospectus/Proxy Statement (the "Special Meeting").

This Prospectus/Proxy Statement and the accompanying Proxy are being sent to the Bank's shareholders commencing on or about December 2, 1994.

       This Prospectus/Proxy Statement constitutes a Prospectus of Marshall & Ilsley Corporation, a Wisconsin corporation ("M&I"), covering shares of M&I Common Stock, $1.00 par value ("M&I Stock"), which may be issued and delivered pursuant to the Agreement and Plan of Reorganization dated as of June 15, 1994, as amended and restated, and a related Consolidation Agreement by and between the Bank and M&I Interim Bank, a Wisconsin state bank ("M&I Interim Bank"), (hereinafter collectively referred to as the "Agreement"). The Agreement provides for the consolidation of M&I Interim Bank with and into the Bank (the "Consolidation") in which each share of Bank Stock will be converted into the right to receive 1.65 shares of M&I Stock.

       At the Special Meeting, the Bank's shareholders will be asked to consider and act upon all of the transactions contemplated by the Agreement.

       M&I Stock is quoted under the symbol "MRIS" on the National Association of Securities Dealers Automated Quotations-National Market System
("NASDAQ/NMS"). On November 17, 1994, the closing sale price of M&I Stock on the NASDAQ/NMS as reported in the Midwest edition of The Wall Street Journal was $20.00 per share.

       The principal executive offices of M&I are located at 770 North Water Street, Milwaukee, Wisconsin 53202 and its general phone number is (414) 765-7801.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE  COMMISSION OR  BY ANY  STATE  SECURITIES  COMMISSION  NOR HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES  COMMISSION
   PASSED UPON  THE ACCURACY OR  ADEQUACY OF  THIS  PROSPECTUS/PROXY STATEMENT.
    ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------------

THE SHARES OF M&I STOCK OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS
 AND ARE  NOT INSURED  BY THE  FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
  OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                               -----------------------

          The date of this Prospectus/Proxy Statement is November 22, 1994.

                                  TABLE OF CONTENTS

                                                                       Page


AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .  1

DOCUMENTS ACCOMPANYING PROSPECTUS/PROXY STATEMENT . . . . . . . . . . .  1

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . . . . .  1

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
       Introduction . . . . . . . . . . . . . . . . . . . . . . . . . .  3
       M&I. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
       M&I Interim Bank . . . . . . . . . . . . . . . . . . . . . . . .  3
       The Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
       Time, Place and Date of the Special Meeting. . . . . . . . . . .  4
       Purpose of the Meeting . . . . . . . . . . . . . . . . . . . . .  4
       Required Vote. . . . . . . . . . . . . . . . . . . . . . . . . .  4
       Recommendation of the Board. . . . . . . . . . . . . . . . . . .  4
       The Consolidation and the Exchange Ratio . . . . . . . . . . . .  4
       Required Regulatory Approval . . . . . . . . . . . . . . . . . .  4
       Conditions to the Consolidation. . . . . . . . . . . . . . . . .  5
       Termination of the Agreement . . . . . . . . . . . . . . . . . .  5
       Federal Income Tax Consequences. . . . . . . . . . . . . . . . .  5
       Dissenters' Rights of Appraisal. . . . . . . . . . . . . . . . .  5
       Selected Per Share Data. . . . . . . . . . . . . . . . . . . . .  6
       Comparative Stock Prices . . . . . . . . . . . . . . . . . . . .  7
       Selected Historical Financial Information. . . . . . . . . . . .  7

THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . 10
       General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
       Proposals to be Considered . . . . . . . . . . . . . . . . . . . 10
       Record Date and Voting Rights. . . . . . . . . . . . . . . . . . 10
       Voting; Revocation of Proxies. . . . . . . . . . . . . . . . . . 10
       Solicitation of Proxies. . . . . . . . . . . . . . . . . . . . . 10

THE CONSOLIDATION . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
       General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
       Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . 11
       Background of the Consolidation. . . . . . . . . . . . . . . . . 11
       Reasons For Approval of the Consolidation. . . . . . . . . . . . 12
       Consolidation Consideration. . . . . . . . . . . . . . . . . . . 12
       Conversion of Shares; Exchange of Certificates; No Fractional
             Shares . . . . . . . . . . . . . . . . . . . . . . . . . . 13
       Representations and Warranties . . . . . . . . . . . . . . . . . 14
       Additional Covenants and Agreements. . . . . . . . . . . . . . . 15
       No Solicitation of Transactions. . . . . . . . . . . . . . . . . 17
       Conditions to the Consolidation. . . . . . . . . . . . . . . . . 17
       Termination and Amendment. . . . . . . . . . . . . . . . . . . . 18
       Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . 18
       Certain Federal Income Tax Consequences. . . . . . . . . . . . . 18

       Resale of M&I Stock by Affiliates. . . . . . . . . . . . . . . . 19
       Dissenters' Rights of Appraisal. . . . . . . . . . . . . . . . . 19
       Regulatory Approvals Required. . . . . . . . . . . . . . . . . . 20
       Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . 21

COMPARISON OF SHAREHOLDER RIGHTS. . . . . . . . . . . . . . . . . . . . 21
       Required Vote for Authorization of Certain Transactions. . . . . 21
       Amendment of By-laws . . . . . . . . . . . . . . . . . . . . . . 21
       Size, Classification of, and Vote Required to Elect Board of
             Directors. . . . . . . . . . . . . . . . . . . . . . . . . 22
       Removal of Directors for "Cause" . . . . . . . . . . . . . . . . 22
       Newly Created Directorships and Vacancies on the Board of
             Directors. . . . . . . . . . . . . . . . . . . . . . . . . 22
       Advance Notice of Proposals to be Brought at the Annual Meeting. 22
       Advance Notice of Nominations of Directors . . . . . . . . . . . 23
       Certain Business Combinations. . . . . . . . . . . . . . . . . . 23
       Dissenters' Rights of Appraisal. . . . . . . . . . . . . . . . . 23

CERTAIN PROVISIONS OF THE WISCONSIN BUSINESS CORPORATION LAW. . . . . . 24

CERTAIN RELATED TRANSACTIONS. . . . . . . . . . . . . . . . . . . . . . 25

RECENT LEGISLATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 26

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

LEGAL OPINIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . 26

CERTAIN INFORMATION CONCERNING M&I AND THE BANK . . . . . . . . . . . . 27



APPENDIX A. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1

APPENDIX B. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .B-1

      Except as contained in this Prospectus/Proxy Statement, no person has been authorized to give any information or make any representations with respect to the Bank of Burlington, M&I, M&I Interim Bank, the Consolidation, or the Agreement; and, if given or made, such other information or representations, should not be relied upon as having been authorized by the Bank of Burlington, M&I or M&I Interim Bank. Under no circumstances should the delivery of this Prospectus/Proxy Statement or the issuance or delivery of any shares of M&I Stock pursuant to the Agreement create any implication that there has been no change in the assets, properties, businesses or affairs of the Bank of Burlington, M&I or M&I Interim Bank since the date of this Prospectus/Proxy Statement.



                                AVAILABLE INFORMATION

       Marshall & Ilsley Corporation ("M&I") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files proxy statements, annual reports and other information with the Securities and Exchange Commission (the "Commission"). Such proxy statements, reports and other information concerning M&I can be inspected at Room 1024 of the Commission's offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices in New York, New York (7 World Trade Center, Suite 1300, New York, New York, 10048) and Chicago, Illinois (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

       M&I has filed a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Commission covering the shares of M&I Common Stock to be issued in connection with the Consolidation. As permitted by the rules and regulations of the Commission, this Prospectus/Proxy Statement omits certain information, exhibits and undertakings contained in the Registration Statement, including the exhibits filed as a part thereof. Statements contained in this Prospectus/Proxy Statement or in any documents incorporated by reference herein as to the contents of any contract or other document are not necessarily complete and, in each instance where such contract or document is an exhibit to the Registration Statement or an incorporated document, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or such incorporated document, each such statement being qualified in all respect by such reference.

       The Bank of Burlington (the "Bank") is subject to the informational requirements of the Exchange Act and in accordance therewith files proxy statements, annual reports and other information with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Such proxy statements, reports and other information concerning the Bank can be obtained by directing a request for such to the Freedom of Information Office, Board of Governors, Federal Reserve System, Washington, D.C. 20551, telephone number
(202) 452-3684.


                  DOCUMENTS ACCOMPANYING PROSPECTUS/PROXY STATEMENT

       This Prospectus/Proxy Statement is accompanied by the Bank's 1993 Annual Report to Security Holders and its Form 10-Q for the period ended September 30, 1994.


                  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

       The following documents filed by M&I with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus/Proxy
Statement:

       (1)   M&I's Annual Report on Form 10-K for the year ended December 31,
             1993.

       (2) M&I's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1994.

       (3) M&I's Current Reports on Form 8-K dated February 23, 1994, May 17, 1994, May 31, 1994, and September 26, 1994.

       (4)   M&I's Report on Form 10-C dated May 31, 1994.

       (5) The description of M&I's common stock which is contained in M&I's registration statement filed pursuant to Section 12(g) of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

       All documents filed by M&I pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus/Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Prospectus/Proxy Statement from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus/Proxy Statement shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

       The following documents filed by the Bank with the Federal Reserve Board pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus/Proxy Statement:

       (1) The Bank's Annual Report on Form 10-K for the year ended December 31, 1993.

       (2) The Bank's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1994.

       (3) Items 5, 6, 7 and 9 from the Bank's Annual Report on Form 10-K for the year ended December 31, 1993.

       THIS DOCUMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED UPON WRITTEN OR ORAL REQUEST. WITH RESPECT TO M&I DOCUMENTS, SUCH REQUEST SHOULD BE DIRECTED TO:
MR. MICHAEL A. HATFIELD, SECRETARY, MARSHALL & ILSLEY CORPORATION, 770 NORTH WATER STREET, MILWAUKEE, WISCONSIN 53202 (TELEPHONE: (414) 765-7801). WITH RESPECT TO BANK DOCUMENTS, SUCH REQUEST SHOULD BE DIRECTED TO MR. JAMES R. BAUMAN, CASHIER, BANK OF BURLINGTON, 200 SOUTH PINE STREET, P.O. BOX 600, BURLINGTON, WISCONSIN 53105 (TELEPHONE: (414) 763-9141).

       IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 29, 1994.

       All information contained in this Prospectus/Proxy Statement relating to M&I has been supplied by M&I and all information relating to the Bank has been supplied by the Bank.

                                     SUMMARY

      The following summarizes certain information contained elsewhere herein or incorporated by reference in this Prospectus/Proxy Statement. The summary is necessarily incomplete and selective and is qualified in its entirety by more detailed information contained herein or incorporated herein by reference, which shareholders are urged to read carefully.

Introduction..........  This Prospectus/Proxy Statement relates to the proposed consolidation of M&I Interim Bank ("M&I Interim Bank"), which is a wholly-owned subsidiary of M&I, with and into the Bank, pursuant to the Agreement and Plan of Reorganization, which is being submitted to a vote of Bank shareholders. As a result of the Consolidation, each share of Bank Stock (other than Bank Stock as to which Dissenters' Rights are exercised) will be converted into the right to receive 1.65 shares of M&I Stock.

M&I...................  M&I is a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). As of September 30, 1994, M&I owned substantially all of the outstanding capital stock of 34 banks and savings associations with over 225 offices in Wisconsin and 12 offices in Arizona. M&I also has a number of subsidiaries engaged in banking-related businesses, including trust services, investment management, commercial leasing, mortgage banking, investment advice, brokerage services, insurance agency services, credit card processing, data processing and venture capital. At September 30, 1994, M&I had consolidated total assets of approximately $12.7 billion. M&I's principal executive offices are located at 770 North Water Street, Milwaukee, Wisconsin 53202, and its general telephone number is (414) 765-7801.
                        For additional information concerning the business of M&I and its financial condition, please refer to the M&I documents incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

M&I Interim Bank......  M&I Interim Bank is a wholly-owned subsidiary of M&I organized solely for the purpose of effecting the Consolidation.

The Bank..............  The Bank provides retail and commercial banking services and trust services for customers in parts of Racine, Kenosha, Walworth and Waukesha Counties in Wisconsin. At September 30, 1994, the Bank had total assets of approximately $171 million, loans outstanding of approximately $112 million, total deposits of approximately $150 million, and shareholders' equity totalling approximately $20 million. The Bank is located at 200 South Pine Street, P.O. Box 600, Burlington, Wisconsin 53105, and its general telephone number is (414) 763-9141. For additional information concerning the business of the Bank and its financial condition, please refer to the Bank documents accompanying this Prospectus/Proxy Statement and the documents incorporated herein by reference. See "DOCUMENTS ACCOMPANYING PROSPECTUS/PROXY STATEMENT" and"INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

Time, Place and
 Date of the
 Special Meeting......  A special meeting of the stockholders of the Bank will be held at 4:00 p.m. (local time) on January 12, 1995 at Richard's White Oaks, 7305 McHenry Street, Burlington, Wisconsin 53105. See "THE SPECIAL MEETING
                        - General."

Purpose of
 the Meeting..........  To consider and vote upon the Agreement.

Required Vote.........  The affirmative vote of the holders of 2/3 of the issued and outstanding shares of the Bank Stock is required under the Wisconsin banking statutes to approve and adopt the Agreement. On November 1, 1994, there were 904,000 shares of Bank Stock outstanding, 157,491 shares of which were held by the Bank's directors, executive officers and their affiliates. M&I, the sole shareholder of M&I Interim Bank, has approved the Agreement. See "THE SPECIAL MEETING - Record Dates and Voting Rights."

Recommendation of
 the Board............  The Board of Directors of the Bank has determined that the transactions contemplated by the Agreement are in the best interests of the Bank's shareholders and has recommended that the shareholders approve and adopt the Agreement. The members of the Board of Directors of the Bank have indicated that they intend to vote all of their shares, which represent approximately 17.4% of the outstanding shares of Bank Stock in favor of the Agreement. See "THE CONSOLIDATION - Reasons for Approval of the Consolidation."

The Consolidation and
 the Exchange Ratio...  If the Consolidation is implemented, M&I Interim Bank will be consolidated with and into the Bank. At the effective time of the Consolidation (the "Effective Time," or if reference is made to the Date on which the Consolidation is effected, the "Effective Date"), each share of Bank Stock outstanding immediately prior to the Effective Time (exclusive of shares held by the Bank's shareholders who have properly exercised dissenters' rights under the Wisconsin banking statutes) will be converted into the right to receive
                        1.65 shares of M&I Stock and cash in lieu of fractional shares. See "THE CONSOLIDATION - General."

Required Regulatory
 Approval.............  Before the Consolidation may be consummated, the transactions must be approved by the Wisconsin Commissioner of Banking (the "WCB"), the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Federal Deposit Insurance Corporation ("FDIC"). Federal Reserve Board approval was received on October 11, 1994. See "THE CONSOLIDATION - Regulatory Approvals Required."

Conditions to the
 Consolidation........  Consummation of the Consolidation is subject to approval of the Agreement by the Bank's shareholders and a number of other conditions including, without limitation: (i) approval by the WCB, the Federal Reserve Board and the FDIC, (ii) the receipt of certain favorable tax opinions, (iii) the absence of any material adverse changes in the financial condition of the Bank, and (iv) the absence of certain litigation. See "THE CONSOLIDATION - Conditions to the Consolidation."

Termination of the
 Agreement............  The Agreement may be terminated by the mutual consent of the Boards of Directors of M&I and the Bank, by either the Bank or M&I if the Consolidation is not consummated on or before February 15, 1995, by either the Bank or M&I if any conditions precedent to their respective obligations under the Agreement have not been met or satisfied, and by the Bank if there has been a material adverse change in the consolidated financial condition of M&I from that set forth in M&I's balance sheet included in its Form 10-K for the year ended December 31, 1993. See "THE CONSOLIDATION - Termination and Amendment."

Federal Income Tax
 Consequences.........  Consummation of the Consolidation is conditioned upon, among other things, receipt of opinions from the respective counsel of the Bank and M&I covering certain of such consequences, among them being (i) that the Consolidation will be a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) that shareholders of the Bank who receive M&I Stock will recognize no gain or loss on the exchange of their Bank Stock for M&I Stock except as to cash received, if any, in lieu of fractional shares. See "THE CONSOLIDATION - Certain Federal Income Tax Consequences."

Dissenters' Rights
 of Appraisal.........  Holders of Bank Stock who comply with the procedural requirements of the Wisconsin Banking Code (the "Banking Code") will have appraisal rights in connection with the Consolidation ("Dissenters' Rights"). Pursuant to Section 221.25 of the Banking Code, holders of shares of stock entitled to notice of a shareholders meeting at which shareholders are to vote on a consolidation are provided, subject to certain procedural requirements, with statutory rights of appraisal pursuant to which such shareholders may be entitled to receive cash in the amount of the "value" of their shares (as determined pursuant to Section
                        221.25 of the Banking Code) instead of the shares or cash in lieu of fractional shares offered pursuant to the Consolidation. See "THE CONSOLIDATION - Dissenters' Rights of Appraisal;" and Appendix B hereto.

Selected Per
 Share Data...........  The following table presents selected unaudited historical per share data for M&I and the Bank, selected pro forma per share data for M&I, and selected pro forma equivalent per share data for the Bank. The terms of the Agreement provide for holders of Bank Stock to receive 1.65 shares of M&I Stock for each share of Bank Stock. The selected pro forma per share data assumes 1,491,600 shares of M&I Stock were exchanged for 904,000 shares of Bank Stock in a transaction accounted for as a purchase.


                                                      Historical
                                                  ----------------
                                                                        M&I
                                                 M&I          Bank    Pro Forma
                                                 ---          ----    ---------
Operating Income (1)
  Nine months ended September 30, 1994         $0.46(5)     $1.88       $0.46
  Nine months ended September 30, 1994
    before merger / restructuring expense (3)   1.03(5)      1.88        1.02
  Year ended December 31, 1993                  1.60         2.49(4)     1.59

Cash Dividends
  Nine months ended September 30, 1994         $0.44        $0.57       $0.44
  Year ended December 31, 1993                  0.54         0.57        0.54

Book Value
  As of September 30, 1994                    $10.84       $21.75      $10.98
  As of December 31, 1993                      11.35        20.64       11.47

- -------------------------

(1) The pro forma earnings per share computations are based on pro forma average shares outstanding for the periods presented.

(2) The Bank pro forma equivalent represents the M&I pro forma combined amount multiplied by the Exchange Ratio of 1.65.

(3) The earnings per share computation for the nine months ended September 30, 1994 before merger/restructuring expense excludes the $76.6 million ($59.5 after tax) expense associated with the merger with Valley Bancorporation which was consummated in May, 1994.

(4) The Bank's operating income figure for the year ended December 31, 1993 excludes $125,000, which is the cumulative effect of a change in accounting for income taxes.

(5) M&I's operating income for the nine months ended September 30, 1994 excludes $1.1 million which is the net extraordinary gain from required divestitures and prepayment of debt.

                                                              Bank
                                                            Pro Forma
                                                           Equivalent (2)
                                                           --------------

Operating Income (1)
  Nine months ended September 30, 1994                      $0.76
  Nine months ended September 30, 1994
    before merger / restructuring expense (3)                1.68
  Year ended December 31, 1993                               2.62

Cash Dividends
  Nine months ended September 30, 1994                      $0.73
  Year ended December 31, 1993                               0.89

Book Value
  As of September 30, 1994                                 $18.12
  As of December 31, 1993                                   18.93

- -------------------------

(1) The pro forma earnings per share computations are based on pro forma average shares outstanding for the periods presented.

(2) The Bank pro forma equivalent represents the M&I pro forma combined amount multiplied by the Exchange Ratio of 1.65.

(3) The earnings per share computation for the nine months ended September 30, 1994 before merger/restructuring expense excludes the $76.6 million ($59.5 after tax) expense associated with the merger with Valley Bancorporation which was consummated in May, 1994.

(4) The Bank's operating income figure for the year ended December 31, 1993 excludes $125,000, which is the cumulative effect of a change in accounting for income taxes.

(5) M&I's operating income for the nine months ended September 30, 1994 excludes $1.1 million which is the net extraordinary gain from required divestitures and prepayment of debt.

Comparative Stock
 Prices................ The following table represents market price per share data for M&I Stock and Bank Stock on June 17, 1994, the last trading day preceding the public announcement of the proposed Consolidation and on November 17, 1994.


                                         Historical
                                 ---------------------------         Bank
                                  M&I                Bank      Equivalent Market
                                 Stock (1)          Stock(2)  Value Per share(3)
                                 ---------          --------- ------------------
Market value per share
 June 17, 1994                   $21.00             $30.00          $34.65

 November 17, 1994               $20.00             $30.00          $33.00


(1) The market value of the M&I Stock is the closing sale price per share quoted on the NASDAQ/NMS on the dates indicated as reported in the Midwest Edition of The Wall Street Journal.
                          -----------------------

(2) There is no established public trading market for the Bank Stock. This figure represents the last known traded price per share of Bank Stock which was traded on May 27, 1994.

(3) The equivalent market value per share amount represents the closing sale price of a share of M&I Stock on the date presented multiplied by the Exchange Ratio of 1.65.


Selected Historical
 Financial Information......  The following tables set forth certain historical consolidated financial information for M&I and the Bank, respectively. This information is based on the consolidated financial statements of M&I and the Bank, respectively, including the respective notes thereto, which are incorporated by reference in this Prospectus/Proxy Statement and should be read in conjunction therewith. Interim unaudited data reflect, in the opinion of management, all adjustments necessary for a fair presentation of such data. Results for the nine months ended September 30, 1994 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                   MARSHALL & ILSLEY CORPORATION
                             Selected Historical Financial Information
                               (In Thousands, Except Per Share Data)




                                                  For The Nine Months
                                                  Ended September 30,
                                                -----------------------
                                                1994               1993
                                              --------           --------
SUMMARIZED
 CONSOLIDATED
  INCOME STATEMENT
   DATA(1):

  Net interest income                         $364,411           $358,725

  Provision for loan losses                     20,608             13,151

  Other income                                 268,061            271,676

  Other expense                                443,589            420,759

  Merger / restructuring                        76,562                ---

  Operating income (3)                          46,344            127,881

PER SHARE DATA (1) (2):

  Primary operating
   income (3)                                    $0.46              $1.24

  Fully diluted operating
    income (3)                                    0.46               1.19

  Dividends paid                                  0.44               0.40

SELECTED BALANCE SHEET
   DATA (1):

  Total Assets                            $12,673,492         $12,191,839

  Long-term borrowings                        519,602             263,353

- -------------------------

(1) Financial information for periods ended prior to May 31, 1994 has been restated to give effect to the merger of Valley Bancorporation with and into M&I.

(2) M&I's per share data has been retroactively restated for a 3 for 1 stock split in the form of a 200% stock dividend distributed to shareholders in May, 1993.

(3) Operating income and related earnings per share are before extraordinary items for the nine months ended September 30, 1994 and cumulative effects of changes in accounting principles for the year ended December 31, 1992.

                                    MARSHALL & ILSLEY CORPORATION
                             Selected Historical Financial Information
                               (In Thousands, Except Per Share Data)

                                              For The Years Ended December 31,
                                 ------------------------------------------------------
                                  1993         1992         1991         1990        1989

                                 -------      -------      -------      -------      ------
SUMMARIZED
 CONSOLIDATED
  INCOME STATEMENT
   DATA(1):
  Net interest income           $480,279     $472,551     $429,498     $402,461     $368,211

  Provision for loan losses       18,034       23,546       28,924       47,639       19,140

  Other income                   371,926      328,411      276,748      228,601      203,352

  Other expense                  569,587      545,624      490,584      440,231      391,283

  Merger / restructuring             ---          ---          ---          ---          ---

  Operating income (3)           171,394      156,401      130,013      100,362      115,134

PER SHARE DATA (1) (2):

  Primary operating
   income (3)                      $1.67        $1.55        $1.33        $1.03        $1.17

  Fully diluted operating
    income (3)                      1.60         1.48         1.27         1.00         1.13

  Dividends paid                    0.54         0.48         0.43         0.39         0.35

SELECTED BALANCE SHEET
   DATA (1):

  Total Assets               $12,485,937  $12,214,471  $11,595,000  $11,010,981  $10,304,651

  Long-term borrowings           234,418      194,861      258,161      259,746      178,679


- -------------------------

(1) Financial information for periods ended prior to May 31, 1994 has been restated to give effect to the merger of Valley Bancorporation with and into M&I.

(2) M&I's per share data has been retroactively restated for a 3 for 1 stock split in the form of a 200% stock dividend distributed to shareholders in May, 1993.

(3) Operating income and related earnings per share are before extraordinary items for the nine months ended September 30, 1994 and cumulative effects of changes in accounting principles for the year ended December 31, 1992.

                                        BANK OF BURLINGTON
                             Selected Historical Financial Information
                               (In Thousands, Except Per Share Data)



                                                 For the Nine Months
                                                 Ended September 30,
                                          -------------------------------

                                           1994                    1993
                                          -------                 -------

SUMMARIZED INCOME STATEMENT DATA:

  Net interest income                     $ 4,590                 $ 4,454

  Provision for loan losses                     5                      27

  Other income                                621                     580

  Other expense                             2,600                   2,348

  Operating income (2)                      1,704                   1,754


PER SHARE DATA (1):

  Operating income (2)                    $  1.88                 $  1.94

  Dividends paid                             0.78                    0.57


SELECTED BALANCE SHEET DATA:

  Total Assets                           $171,117                  $161,666

  Long-term borrowings                      N/A                       N/A

- -------------------------

(1) Bank per share data has been retroactively restated for two-for-one stock splits in the form of 100 percent stock dividends distributed in June 1990 and June 1993.

(2) Operating income and related earnings per share are before cumulative effects in accounting principles for the nine months ended September 30, 1993 and year ended December 31, 1993.

                                        BANK OF BURLINGTON
                             Selected Historical Financial Information
                               (In Thousands, Except Per Share Data)

                                            For the Years Ended December 31,

                                       -----------------------------------------------

                                         1993        1992        1991      1990        1989
                                       -------     -------     -------   -------     -------
SUMMARIZED INCOME
 STATEMENT DATA:
  Net interest income                  $ 5,944     $ 5,669    $ 5,325    $ 4,920     $ 4,504

  Provision for loan losses                 --          80        196        449         357

  Other income                             762         802        673        709         770

  Other expense                          3,294       3,083      2,783      2,269       2,265

  Operating income (2)                   2,253       2,181      1,998      1,951       1,826


PER SHARE DATA (1):

  Operating income (2)                 $  2.49     $  2.41    $  2.21    $  2.16     $  2.02

  Dividends paid                          0.57        0.50       0.45      0.405       0.365


SELECTED BALANCE SHEET DATA:

  Total Assets                        $172,732    $165,171   $153,415   $143,282    $132,615

  Long-term borrowings                    N/A         N/A        N/A        N/A         N/A


- -------------------------

(1) Bank per share data has been retroactively restated for two-for-one stock splits in the form of 100 percent stock dividends distributed in June 1990 and June 1993.

(2) Operating income and related earnings per share are before cumulative effects in accounting principles for the nine months ended September 30, 1993 and year ended December 31, 1993.

                              THE SPECIAL MEETING

General

           This Prospectus/Proxy Statement is being furnished to shareholders of the Bank in connection with the solicitation of proxies by the Board of Directors of the Bank for use at its Special Meeting, including any adjournments or postponements thereof. The Bank's Special Meeting will be held on January 12, 1995 at 4:00 p.m., local time, at Richard's White Oaks, 7305 McHenry Street, Burlington, Wisconsin 53105.

Proposals to be Considered

           The Bank's Special Meeting will be held to consider and vote upon a proposal to approve the Consolidation and to transact such other business as may properly come before the Bank's Special Meeting.

Record Date and Voting Rights

           Holders of Bank Stock at the close of business on the Record Date (December 1, 1994) will be entitled to notice of and to vote at the Special Meeting. Each share of Bank Stock is entitled to one vote on each proposal presented. As of the Record Date, 904,000 shares of Bank Stock were outstanding, of which 157,491 shares or approximately 17.4% were held by Bank directors, executive officers and their affiliates. Directors and executive officers of the Bank have indicated that they intend to vote their shares to approve the Consolidation. As of the Record Date, the Bank acted in a fiduciary capacity with respect to 124,152 shares or 13.7% of the outstanding Bank Stock. Such shares held by the Bank in a fiduciary capacity will be voted in accordance with the governing instruments or agreements and applicable law and regulations.

           Shares of Bank Stock representing, as of the Record Date, a majority of the outstanding shares of Bank Stock must be represented in person or by proxy at the Special Meeting for a quorum to be present. The affirmative vote of the holders of 2/3 of the issued and outstanding shares of Bank Stock as of the Record Date is required to approve the Consolidation. Abstentions and broker non-votes will be treated as present for purposes of determining the presence of a quorum, but have the same effect as a vote against the proposal to approve the Consolidation.

Voting; Revocation of Proxies

           Shares of Bank Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. Any proxy may be revoked by the person giving it at any time prior to the voting of the proxy by giving written notice to the Cashier of the Bank or the acting secretary of the meeting, or by oral notice given to the presiding officer during the meeting. If a proxy is signed and returned without indicating any voting instructions, such proxy will be voted FOR the proposal to approve the Consolidation.

           The Bank's Board of Directors is not aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, the persons appointed as proxies will have discretion to vote thereon in accordance with their best judgment.

Solicitation of Proxies

           The enclosed proxy is being solicited by the Board of Directors of the Bank for use in connection with the Special Meeting. The Bank will bear its own expenses in connection with the Special Meeting. In addition to solicitation of proxies by mail, directors, officers and employees of the Bank may make solicitation of proxies for the Special Meeting either personally or by telephone, telegram or other forms of communication. Such directors, officers and employees will receive no special compensation for any solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their customary charges and expenses.

      BANK SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY.


                               THE CONSOLIDATION

           The following information with respect to the Agreement and Plan of Reorganization, as amended and restated, and the related Consolidation Agreement (collectively referred to as the "Agreement"), does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Appendix A and incorporated herein by this reference. All shareholders of the Bank are urged to read the Agreement in it entirety. The Agreement is being presented to the Bank's shareholders as a single, unified proposal, encompassing all of the elements relating to the acquisition of the Bank by M&I as hereinafter described. APPROVAL OF THE AGREEMENT WILL CONSTITUTE APPROVAL OF EACH OF SUCH ELEMENTS, INCLUDING THE CONSOLIDATION.

General

           The Agreement provides that, subject to the requisite approval of the shareholders of M&I Interim Bank and the Bank, the Federal Reserve Board and any other necessary government authorities or third parties and to the satisfaction or waiver of certain other conditions, M&I Interim Bank will be consolidated with and into the Bank and the Bank will be the surviving bank
(the "Surviving Bank"), after which M&I Interim Bank will cease to exist (the "Consolidation").

           At the Effective Time of the Consolidation (as defined below), in accordance with the terms of the Agreement, each outstanding share of Bank Stock (other than "Dissenting Shares", defined below) will be converted into the right to receive 1.65 shares of M&I Stock and cash in lieu of fractional shares. Shares of M&I Stock and shares of the common stock of M&I Interim Bank outstanding at the Effective Time will not be changed, cancelled, modified or converted as a result of the Consolidation. Thus, as a result of the Consolidation, the Bank will succeed to the assets and liabilities of M&I Interim Bank and the Bank will become a wholly-owned subsidiary of M&I.

Effective Time

           The Consolidation will become effective at the time and date the Merger Certificate, issued by the Wisconsin Commissioner of Banking (the "WCB") pursuant to Section 221.25 of the Banking Code, is recorded by the Register of Deeds of Racine County, Wisconsin, which will occur as promptly as practicable after the satisfaction of or, if permissible, waiver of all conditions to the Consolidation Agreement (the "Effective Time" and "Effective Date", respectively). See "- Regulatory Approvals Required." The Agreement may be terminated by either party if, among other reasons, the Consolidation has not been consummated on or before February 15, 1995. See "- Termination and Amendment."

Background of the Consolidation

           For the past several years, the Board of Directors of the Bank has monitored the future of independent banks in smaller communities such as Burlington. The Board has reviewed the potential increase in competition in the Burlington area, the need for large capital expenditures required to provide desired customer service and the increased rules and regulations imposed upon the banking industry. The Board recognized the banking industry has changed substantially in recent years with potential changes of equal or greater magnitude for the industry. As a result, the Board created a Long-Range Planning Committee to review the questions involving the future of the Bank. The Committee, with the concurrence of the Board, determined that affiliation with a larger organization would aid the Bank in competitive compliance and managerial respects as well as provide Bank shareholders with greater liquidity and diversification for their investments.

           The Committee, with the assistance of counsel, solicited expressions of interest from major bank holding companies operating in Wisconsin. Such solicitations produced eight bona-fide offers for acquisition of the Bank subject to due diligence review. The Committee and the Board of Directors narrowed the list of potential acquirors to three, including M&I. Those three organizations were allowed to conduct due diligence and to provide a final bid for the Bank upon completion of their due diligence review. Representatives of the Committee also discussed acquisition of the Bank with each of the three final bidders. Following receipt of the final bids, additional negotiations were conducted with two of the bidders. Those discussions resulted in the recommendation of the Committee to the Board to approve the M&I proposal and the execution of the Letter of Intent with M&I on April 7, 1994. The terms of the Letter of Intent were embodied in the Agreement which was executed on June 15, 1994.

Reasons For Approval of the Consolidation

           The Board of Directors of the Bank has approved the Agreement and believes that the proposed Consolidation is in the best interests of the Bank's shareholders. Accordingly, the Board of Directors recommends that the shareholders of the Bank vote in favor of adoption of the Agreement for the following reasons:

                   1. The Consolidation will afford the Bank the advantages of joining a multi-bank holding company while preserving the identity of the Bank. Because of M&I's size and financial strength, M&I has a greater range of financing alternatives available to raise any additional capital necessary to meet the financial requirements of the Bank.

                   2. The Consolidation will permit the Bank to continue to function with a large degree of autonomy under its own officers and its own Board of Directors, and, in addition, will enable the Bank, through its affiliation with M&I, to improve and expand its services and to realize economies through centralized operations by more effectively utilizing its present personnel and by permitting the employment of additional skilled personnel on an economical basis, particularly in the audit, trust, investment and data processing areas. The affiliation with other banks owned by M&I will permit group participation and credit extensions which will enable the Bank to effectively handle the credit needs of businesses which might otherwise do their banking outside the service area of the Bank.

                   3. The outstanding shares of M&I Stock are, and the shares of such stock to be received in exchange for Bank Stock will be, actively traded in the over-the-counter market, and hence enjoy greater liquidity than shares of the Bank Stock, which are not regularly traded in any organized market. The active trading of M&I Stock also provides a means of valuing shares received in the exchange which is not now available to the owners of the Bank Stock.

                   4. The Agreement was entered into by the Bank after full consideration of the various factors having an effect upon a determination of the fair value for the Bank Stock in the context of a Consolidation transaction. In determining the amount of consideration to be received by the shareholders of the Bank, the Board of Directors of the Bank considered the relative financial positions and earnings and the history of dividend payment by M&I and the Bank, the security of diversification, as well as the prospective growth potential of M&I and the Bank based on their respective businesses, locations and market areas.

Consolidation Consideration

           At the Effective Time, without any action on the part of any holder of shares of Bank Stock, each share of Bank Stock issued and outstanding immediately prior to the Effective Time will, pursuant to the Agreement, be converted into the right to receive 1.65 shares (the "Exchange Ratio") of M&I Stock. The Exchange Ratio is subject to adjustment in the event of an M&I stock split, stock dividend or other similar transaction between the date of the Agreement and the Effective Time. Not included in this conversion is Bank Stock owned by shareholders who have perfected dissenters' rights (the "Dissenting Shares" and "Dissenting Shareholders"), whose shares shall be cancelled upon cash payment to each such shareholder in accordance with the provisions of Section 221.25 of the Wisconsin Statutes. For a description of the M&I Stock to be received in connection with the Consolidation, see "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and for a description of certain differences in the rights of shareholders of M&I and the Bank, see "COMPARISON OF SHAREHOLDER RIGHTS." No fractional shares of M&I Stock will be issued in the Consolidation. Instead, each shareholder who would otherwise be entitled to receive a fractional share of M&I Stock will be paid cash equal to such fraction multiplied by the closing sales price of M&I
Stock as reported in the Midwest Edition of the Wall Street Journal on the Effective Date. See "- Conversion of Shares; Exchange of Certificates; No Fractional Shares."

           Shares of common stock of M&I Interim Bank issued and outstanding as of the Effective Time will remain outstanding, be owned by M&I, and not changed or converted by the Consolidation.

Conversion of Shares; Exchange of Certificates; No Fractional Shares

           At the Effective Time, by virtue of the Consolidation and without any action on the part of M&I, the Bank, or the holders of Bank Stock, each share of Bank Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 1.65 shares of M&I Stock
(excluding Bank Stock owned by Dissenting Shareholders). All such shares of Bank Stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each certificate previously representing any such shares of Bank Stock will thereafter represent the right to receive a certificate representing shares of M&I Stock into which such Bank Stock is convertible. Certificates previously representing shares of Bank Stock will be exchanged for certificates representing whole shares of M&I Stock upon the surrender of such certificates as provided below, without interest. No fractional share of M&I Stock will be issued, and, in lieu thereof, a cash payment will be made as provided below.

           As soon as practicable after the Effective Time, M&I will deposit, or cause to be deposited, with a bank or trust company designated by M&I (the "Exchange Agent") certificates representing the shares of M&I Stock issuable pursuant to the terms of the Consolidation Agreement to former holders of Bank Stock at the Effective Time. M&I will also deposit with the Exchange Agent cash to be used for payment to holders of Dissenting Shares and to holders of fractional shares. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Bank Stock (the "Certificates"), whose shares of Bank Stock were converted into the right to receive shares of M&I Stock, (i) a notice in transmittal form and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of M&I Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with a properly executed letter of transmittal, the holder of such Certificate will receive a certificate representing that number of whole shares of M&I Stock which such holder has the right to receive in respect of the Certificate surrendered (after taking into account all shares then held by such holder) and cash in lieu of any fractional shares, and the Certificate so surrendered will be cancelled. In the event of a transfer of ownership of shares of Bank Stock which is not registered in the transfer records of the Bank, a certificate representing the proper number of shares of M&I Stock may be issued to a transferee if the Certificate representing such shares of Bank Stock is presented to the Surviving Bank. A certificate evidencing shares of M&I Stock in a name other than that in which the Certificate surrendered and exchanged is registered may be issued if the Certificate so surrendered is properly endorsed, with signatures guaranteed by a commercial bank or a firm having membership on a national securities exchange, or otherwise in proper form for transfer, and the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of its certificate for shares of M&I Stock to any person other than the registered holder of the Certificate surrendered. Until surrendered, each Certificate will, after the Effective Time, represent only the right to receive upon such surrender a certificate representing shares of M&I Stock and cash in lieu of any fractional share of M&I Stock as described below.

           BANK SHAREHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY RECEIVE A NOTICE IN TRANSMITTAL FORM AND INSTRUCTIONS.

           No dividends or other distributions declared, made or with a record date after the Effective Time with respect to M&I Stock will be paid to the holder of any unsurrendered Certificate with respect to the shares of M&I Stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder, until the holder of such Certificate surrenders such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to the holder of the certificates representing whole shares of M&I Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of M&I Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of M&I Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of M&I Stock.

           No certificates or scrip representing fractional shares of M&I Stock will be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to M&I Stock will be payable on or with respect to any fractional share and such fractional share's interest will not entitle the owner thereof to vote or to claim any rights of a shareholder of M&I.
Each holder of a fractional share interest will be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the closing price for a share of M&I Stock as reported in the Midwest Edition of the Wall Street Journal on the Effective Date.

           Neither the Exchange Agent nor any person, firm or entity shall be liable to any former holder of shares of Bank Stock with respect to any M&I Stock, or dividends thereon, or with respect to any cash to which any shareholder would be entitled as a consequence of the Consolidation, if such M&I Stock, dividends or cash have been paid, or are payable, to any public official pursuant to any abandoned property, escheat or similar laws.

           At the Effective Time, the stock transfer books of the Bank shall be closed and there shall be no further registration of transfers of shares of Bank Stock thereafter on the records of the Bank. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Bank Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided in the Consolidation Agreement or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or M&I for any reason shall be converted into shares of M&I Stock in accordance with the terms of the Consolidation Agreement as described above.

Representations and Warranties

           The Agreement contains certain customary representations and warranties of each of M&I and the Bank (and in certain cases also relating to their respective subsidiaries) relating to, among other things,
(a) organization; (b) capital structures; (c) authorization, execution, delivery, performance and enforceability of the Agreement and other related matters; (d) the absence of material pending or threatened litigation or governmental investigations or agreements except as otherwise disclosed in the Agreement; and (e) full disclosure with regard to all written information furnished pursuant to the Agreement.

           With respect to the Bank only (and in certain cases, its subsidiary), representations and warranties are contained in the Agreement relating to (a) delivery to M&I of correct and complete copies of the Bank's financial statements; (b) reserves for possible loan and lease losses; (c) the absence of certain material changes or events since January 1, 1993, including changes or events relating to the incurrence of a material adverse effect in the business, properties or financial condition of the Bank, except as otherwise disclosed in the Agreement; (d) good title to all assets and properties, free of liens, except as specified; (e) compliance with laws; (f) certain tax matters; (g) certain matters relating to employment contracts and benefits; (h) material contracts; (i) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (j) certain matters relating to the conduct of the bank since December 31, 1993; (k) the Bank's approval of the Agreement and its recommendation to Bank shareholders to authorize and approve the Agreement;
(l) certain insurance matters; (m) the absence of any adverse contracts, agreements or restrictions; (n) the Bank's loan schedule; and (o) the absence of certain environmental matters, except as disclosed in the Agreement.

           With respect to M&I only, representation and warranties are contained in the Agreement which relate to documents filed with the Securities and Exchange Commission (the "Commission") and the accuracy of the information contained therein.

Additional Covenants and Agreements

           Pursuant to the Agreement, the Bank has agreed that prior to the Effective Time, the Bank and its subsidiary will (a) carry on their business diligently and consistent with past practice; (b) maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (c) maintain insurance comparable in amount and in scope of coverage to that now maintained by them; (d) perform all of their obligations under contracts, leases and documents relating to or affecting their assets, properties and business; (e) maintain and preserve their business organization intact, generally retain their present employees and maintain their relationships with customers; and (f) comply with and perform all obligations and duties imposed upon them by federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities.

           The Bank has also agreed that prior to the Effective Time (unless the prior written consent of M&I shall have been obtained), neither the Bank nor its subsidiary will: (a) (i) incur or assume any material obligation or liability, including without limitation any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument,
(ii) assume, guaranty, endorse or otherwise become liable or responsible (whether directly, contingent or otherwise) for the obligations of any other person; or (iii) mortgage, license, pledge or grant a security interest in any of its material assets or allow to exist any material lien thereon;
except (A) for liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business consistent with past practice and in amounts not material to the Bank; or undertaken in connection with the capital expenditures otherwise permitted under this section; and (B) as may be required under existing agreements to which the Bank or its subsidiary are parties; (b) change its lending, investment, liability management and other material banking policies in any material respect;
organize any subsidiaries or enter into any new non-banking line of business whether or not permissible under applicable federal or state law, make any material changes in its operations or make any material investment in any other person, firm or entity; (c) propose, adopt or permit any amendment to its Articles of Incorporation or By-Laws or the terms of any securities issued by it; (d) in an aggregate amount exceeding $100,000 authorize, incur or commit to any capital expenditures other than capital expenditures consistent with the budget heretofore furnished to and approved by M&I; (e)
(i) split, combine or reclassify any Bank Stock or redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or rights to acquire any shares of its capital stock or any securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of capital stock, of any corporation, bank or other business; and (iv) liquidate, sell, dispose of, or encumber any assets other than in the ordinary course of business consistent with past practice which assets are not material to the Bank; (f) revalue in any material respect any of its assets, including without limitation the writing down or writing off the value of any asset; or change its methods of accounting, except as required by changes in generally accepted accounting principles as concurred in by Arthur Andersen LLP, or change any of its methods of reporting income and deductions for Federal income tax purposes, except as required by changes in applicable law; (g) make any tax election or settle or compromise any income tax liability material to the Bank or its subsidiary; (h) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the note thereto) of the Bank or incurred in the ordinary course of business consistent with past practice; (i) (i) issue, grant, sell or pledge any shares of its capital stock or any securities convertible into capital stock, or permit any shares of its capital stock held in its treasury to become outstanding, except upon exercise of rights or options outstanding under employee benefit plans, programs or arrangements in existence on the date hereof; (ii) confer, issue, sell, grant or award any options, warrants, conversion or other rights not outstanding on the date hereof to acquire any shares of its capital stock not outstanding on the date hereof, including without limitation, the issue, sale, or grant of any option or stock appreciation right; or (iii) amend any of the terms of any such outstanding securities, options, warrants, rights or agreements; (j) take or suffer to exist any of the actions described in Section 3.13 of the Agreement (relating to the conduct of the Bank and it subsidiary since December 31, 1993); (k)
(i) enter into or adopt any new employee benefit plan or agreement, or (except as required under existing plans or agreements) increase in any manner the compensation or benefits of any of its officers, directors or other employees; (ii) pay or agree to pay any pension, retirement or severance allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any director, officer or key employee; (iii) adopt or commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, insurance, or other employee benefit plan, agreement or arrangement or to any employment or consulting agreement with or for the benefit of any director, officer or employee; (iv) amend any such plan, agreement or arrangement; or (v) enter into any contract, agreement or commitment to do any of the foregoing; or (l) declare or pay any dividends on its outstanding shares of capital stock, except for regular dividends paid in the ordinary course of business and consistent with past practices of the Bank, and except as otherwise provided in Section 2.07 of the Agreement. Section 2.07 of the Agreement allows the Bank to pay cash dividends of $0.16 per share on October 1, 1994 and January
1, 1995, and the Bank is also allowed to pay a cash dividend of no more than $0.50 per share on or before the consummation of the Consolidation.

           In addition to the foregoing, the Bank has covenanted to (a) provide M&I with certain financial statements as well as information required for inclusion in the Registration Statement, (b) promptly (i) take all necessary steps to hold a meeting of its shareholders for the purpose of voting on the Agreement; (ii) include in the Prospectus/Proxy the recommendation of the Bank's Board of Directors that the Bank's shareholders vote in favor of the Agreement; and (iii) use its best efforts to furnish the information required to be included by it in the Prospectus/Proxy, cause such to be mailed to its shareholders in a timely manner and obtain the necessary approvals by the requisite percentage of its shareholders of the Agreement; (c) afford to the officers, attorneys, accountants and other authorized representatives of M&I full and free access to the properties, books, contracts, commitments and records of the Bank; (d) consult with and provide notice to the officers of M&I with respect to certain actions and proceedings; and (e) identify all known "affiliates" and require each to execute an agreement (the "Affiliate Agreement") restricting the transfer of the M&I stock received by each in the Consolidation.

           M&I has also agreed to perform certain tasks in connection with the Agreement. Specifically, M&I will (a) file the Registration Statement with the Commission as soon as practicable after receiving from the Bank all the necessary information regarding the Bank, and comply with all appropriate state securities laws in connection with the Agreement; (b) file with the Federal Reserve Board, the Wisconsin Office of the Commissioner of Banking, the FDIC and other appropriate state and federal banking regulatory agencies an application to complete the Consolidation and (c) promptly cause M&I Interim Bank to be organized under the laws of the State of Wisconsin, following which M&I will secure approval of the Consolidation by the Board of Directors of M&I Interim Bank.

           Furthermore, both M&I and the Bank agree to (a) use their reasonable best efforts to consummate the transactions contemplated by the Agreement and
(b) certain restrictions relating to the issuance of public statements regarding the transactions contemplated by this Agreement.

No Solicitation of Transactions

           The Agreement provides that neither the Bank nor any of its officers, directors, employees, agents or representatives will, directly or indirectly, without the prior written consent of M&I initiate contact with, solicit or encourage any inquiries or proposals by or except as, in the written opinion of the Bank's counsel, may be required by the fiduciary duties of the Board of Directors of the Bank, enter into any discussions or agreements with, or disclose directly or indirectly any information not customarily disclosed concerning its business and properties, or afford any access to its properties, books and records to any corporation, partnership, person or other entity or group in connection with any possible proposal regarding a tender offer for or sale of the Bank's capital stock or a consolidation, merger or sale of all or a substantial portion of the assets of the Bank or any similar transaction.

Conditions to the Consolidation

           The Agreement contains certain conditions to the obligations of M&I and the Bank to consummate the Consolidation. In addition to other customary closing conditions, the following conditions are contained in the Agreement:
(a) M&I's and the Bank's representations and warranties contained in the Agreement shall be true and correct in all material respects; (b) all agreements and covenants of each of M&I and the Bank required to be performed by it under the Agreement shall have been performed by it in all material respects; (c) independent counsel to each party to the Agreement shall have provided the other party with an opinion of counsel as to certain matters in connection with the Consolidation; (d) M&I and the Bank shall each have received an opinion of their respective counsel to the effect that the Consolidation will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code; (e) the holders of no more than 5% of the shares of the Bank Stock shall, at the Closing Date, be entitled to assert statutory dissenters' appraisal rights under Section 221.25 of the Wisconsin Statutes (with respect to the Consolidation) unless M&I shall elect to pay any amounts which may so become due to holders of capital stock of the Bank and such payment will not, in the opinion of counsel to M&I, adversely affect or be inconsistent with the opinions of counsel referred to above; (f) M&I and the Bank shall have received Affiliate Agreements executed by Bank shareholders who have been identified by the Bank to be "affiliates;" (g) the parties hereto shall have received final approval of the transactions contemplated by this Agreement from all appropriate government agencies and authorities without any condition which is not satisfactory to M&I, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied, and all waiting periods relating to such approvals shall have expired; (h) the Registration Statement shall be effective under the 1933 Act prior to the Effective Time (and no stop order suspending the effectiveness thereof shall have been issued during such period and no proceedings for that purpose shall have been instituted or be pending at the Effective Time) and all appropriate registrations, permits and consents required by any state securities law (or exemptions therefrom) in connection with this Agreement shall have been obtained and be in effect at the Effective Time; and (i) on the Effective Date there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or government agency or authority which might result in an action to restrain, enjoin or prohibit consummation of the transactions contemplated by this Agreement, or which might result in divestiture, rescission or damages in connection with such transactions or involving any of the assets, properties, business or operations of the Bank which might result in any material adverse change in the financial condition, results of operations, business or prospects of the Bank.

           In addition to the mutual conditions discussed above, M&I's obligation to consummate the Consolidation is subject to the following additional conditions: (a) the Consolidation shall have been approved by the requisite percentage of the outstanding shares of the Bank Stock; (b) M&I shall have received from the President of the Bank a certificate attesting to the truth and accuracy of the information set forth in the Registration Statement relating to the Bank; (c) the Bank shall have delivered to M&I the Affiliate Agreements of those persons deemed to be "affiliates" of the Bank by M&I counsel; (d) the Bank shall have provided M&I with statements of the Bank's
Net Earnings as of certain specified dates and such shall not be less than $1,900,000 for any of the specified periods; (e) the total shareholders' equity of the Bank as of the end of the month last preceding the Effective
Time shall not be less than $18,750,000, excluding adjustments; (f) the absence of certain material adverse changes in the financial condition of the Bank; (g) the absence of acceleration of any debt, as a result of the

Consolidation, owed by the Bank, excluding that which M&I has been previously notified of; and (h) the Bank shall make such adjustments to accounting and income tax provisions as M&I shall deem appropriate.

Termination and Amendment

           The Agreement may be terminated at any time prior to Effective Time, whether before or after approval of the matters presented in connection with the Consolidation by the shareholders of the Bank: (a) by mutual consent of the Bank and M&I; (b) by either the Bank or M&I if the Consolidation is not consummated on or before February 15, 1995; (c) by M&I only if any of the conditions to the obligation of M&I to consummate the Consolidation have not been met or waived; (d) by the Bank only if any of the conditions to the obligation of the Bank to consummate the Consolidation have not been met or waived; or (e) by the Bank only if there shall be a material adverse change in the consolidated financial condition of M&I.

           Subject to applicable law, the Agreement may be amended at any time before or after the adoption of the Consolidation by the shareholders of the Bank by written agreement of the Bank, and M&I, except that after such approval of the shareholders of the Bank, no such amendment, modification or supplement shall reduce or change the form of the consideration into which each share of Bank Stock will be converted pursuant to the terms of the Agreement or change any of the terms and conditions of the Agreement in a manner which materially and adversely affects the rights of the Bank's shareholders without the approval of such shareholders.

Accounting Treatment

           The Consolidation will be accounted for by M&I under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values, and the applicable income tax effects, at the Effective Time. Income of the combined company will not include income (or loss) of the Bank prior to the Effective Time.

Certain Federal Income Tax Consequences

           The following is a summary of certain material federal income tax consequences of the Consolidation. The summary is provided for general informational purposes only and does not include consequences of foreign, state, local or other tax laws. Because each Bank shareholder's tax circumstances may differ, each Bank shareholder should consult such shareholder's personal tax advisor as to the tax consequences of the Consolidation under federal, state, local or other applicable laws.

           Consummation of the Merger is conditioned upon the issuance of an opinion of counsel from each of the Bank's & M&I's respective counsel, to the effect that, for federal income tax purposes (a) the Consolidation will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the "Code"), (b) no gain or loss will be recognized by M&I, M&I Interim Bank or the Bank as a result of the Consolidation, (c) for those Bank shareholders who receive solely M&I Stock in exchange for their Bank Stock, no gain or loss will be recognized on such exchange except as to any cash received in lieu of fractional shares, (d) the tax basis of the shares of M&I Stock received by shareholders of the Bank will be the same as the tax basis of their converted Bank Stock, reduced by any amount allocable to any fractional share interest for which cash is received, (e) for those Bank shareholders who receive solely cash in exchange for their Bank stock through exercise of dissenter's rights, the receipt of cash in exchange for such stock will be treated as a distribution in redemption of the stock by M&I subject to the provisions and limitations of Section 302 of the Code, (f) the holding period of the shares of M&I Stock received by Bank shareholders in the Consolidation will include the holding period of the shares of Bank Stock surrendered in exchange therefor, provided the Bank Stock is held as a capital asset on the date of the exchange, (g) the payment of cash in lieu of fractional share interests of M&I Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by M&I subject to the provisions and limitations of Section 302 of the Code, and (h) no condition or set of facts or circumstances will exist at the Effective

Time which will either preclude any of the parties to the Agreement from satisfying the terms of or conditions with respect to the ruling or opinion of counsel, or result in any of the factual statements contained in the ruling request or opinion of counsel being untrue in any material respect.

Resale of M&I Stock by Affiliates

           The shares of M&I Stock to be issued to former shareholders of the Bank upon consummation of the Consolidation have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates", as such term in defined under the Securities Act, of the Bank. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with the Bank. Accordingly, "affiliates" will generally include directors and executive officers of the Bank. Shares of M&I Stock received by those shareholders of the Bank deemed to be "affiliates" may not be sold without registration, except as permitted by Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. This Prospectus/Proxy Statement does not cover resales of any M&I Stock received by "affiliates" of the Bank. The Bank has agreed to use reasonable efforts to cause each person identified as an affiliate of the Bank to enter into an agreement which provides that such affiliate will not dispose of any M&I Common Stock received in the Consolidation except in compliance with the Securities Act or except in a transaction which, in the opinion of legal counsel reasonably satisfactory to M&I, is exempt from registration under the Securities Act.

Dissenters' Rights of Appraisal

           Under the provisions of Section 221.25 of the Banking Code, a copy of which is attached to this Prospectus/Proxy Statement as Appendix B, any holder of record or beneficial holder of Bank Stock has the right to dissent from the Consolidation and demand payment of the "value" of his or her shares in cash as determined pursuant to Section 221.25 of the Banking Code ("Dissenters' Rights"). Any shareholder who wishes to assert Dissenters' Rights must deliver a written notice of his or her intent to exercise such rights to Bank of Burlington, 200 South Pine Street, P.O. Box 600, Burlington, Wisconsin 53105, Attention: James R. Bauman, Cashier, within 20 days after the date that notice is mailed or delivered to the shareholder notifying him or her of the Wisconsin Commissioner of Banking's (the "WCB") approval of the Consolidation. Notice of the WCB's approval of the Consolidation will be sent only to those holders of Bank Stock that did not vote for the Consolidation. Thus, in order to preserve your Dissenters' Rights, you must either vote against the Consolidation at the Special Meeting or give notice in writing at or prior to the Special Meeting that you dissent from the Consolidation. A PROXY OR VOTE AGAINST THE CONSOLIDATION AGREEMENT WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT FOR PURPOSES OF ASSERTING DISSENTERS' RIGHTS.

           If the Consolidation Agreement is approved by the requisite vote of holders of Bank Stock and the Consolidation is approved by the WCB, the Bank is required to send a notice to all shareholders of Bank Stock who did not vote for the Consolidation, notifying them of their right to receive the appraised value for their shares of Bank Stock. Shareholders of the Bank desiring to exercise their rights of appraisal must notify the Bank, at the address indicated above, within 20 days after the date that notice of the WCB's approval of the Consolidation is mailed or delivered to the Bank shareholder, that the shareholder dissents from the Consolidation. If the Bank shareholder complies with these procedural requirements, the shareholder shall be entitled to receive in cash the "value" of the Bank Stock held by the shareholder. The "value" of the Bank Stock shall be ascertained by an appraisal committee of three persons, one to be selected by the dissenting shareholders, one by the directors and the third by the two so chosen (the "Appraisal Committee"). The expense of the appraisal conducted by the Appraisal Committee shall be borne by the Bank.


           If the dissenting shareholder is dissatisfied with the Appraisal Committee's determination of "value," such dissenting shareholder may appeal to the WCB, who shall cause a reappraisal to be made by an appraiser or appraisers to be named by the WCB (the "Reappraisal"). A dissenting shareholder must make this appeal to the WCB within five days after receiving notice of the Appraisal Committee's appraisal. If the shareholder appeals to the WCB, the Reappraisal shall be final and binding. The expense of the

Reappraisal shall be borne by the shareholder if the "value" of the Bank Stock as determined by the Reappraisal does not exceed the "value" determined by the Appraisal Committee, and shall be borne by the Bank if the "value" determined by the Reappraisal exceeds the "value" determined by the Appraisal Committee. The "value" so ascertained from the Reappraisal shall be deemed to be a debt of the Bank, which shall pay said amount to the dissenting shareholder. The dissenting shareholder shall surrender his or her share of shares and, after such notice as the Bank's Board of Directors may provide, said share or shares shall be sold at public auction within 30 days after the final appraisement provided for by the foregoing.

           In the event any holder of Bank Stock fails to perfect his or her rights to dissent by failing to comply strictly with the applicable statutory requirements of Section 221.25 of the Banking Code, he or she will be bound by the terms of the Consolidation and will not be entitled to payment for his or her shares under Section 221.25 of the Banking Code. ANY HOLDER OF BANK STOCK WHO WISHES TO OBJECT TO THE TRANSACTION AND DEMAND PAYMENT IN CASH FOR HIS OR HER SHARES SHOULD CONSIDER CONSULTING HIS OR HER OWN LEGAL ADVISOR.

           Because an executed proxy relating to Bank Stock on which no voting direction is made will be voted at the Special Meeting in favor of the Consolation, a dissenting shareholder who wishes to have his or her shares of Bank Stock represented by proxy at the Special Meeting but preserve his or her dissenters' rights must mark his or her proxy either to vote against the Consolidation or to abstain from voting thereon, in addition to the foregoing requirements.

           The foregoing, while a summary of all material provisions of Section
221.25 of the Banking Code, is qualified in its entirety by reference to the text of such statutory provision, which text is set forth in its entirety in Appendix B hereto.

           One of the conditions to the Consolidation is that the holders of no more than 5% of the shares of Bank stock will, at the Closing Date (as defined below), be entitled to assert statutory dissenters' rights under
Section 221.25 of the Banking Code, unless M&I elects to pay any amounts which may so become due to shareholders of Bank Stock and such payment will not, in the opinion of counsel to M&I, adversely affect or be inconsistent with the opinions of counsel regarding the federal income tax effects of the Consolidation. See "- Conditions to Consolidation."

Regulatory Approvals Required

           The Consolidation is subject to the approval of the Federal Reserve Board under Section 3 of the BHCA, the WCB pursuant to Section 221.25 of the Banking Code, and the FDIC pursuant to Section 18(c) of the Federal Deposit Insurance Act. M&I filed the necessary applications with these regulatory authorities in August, 1994.

           With respect to approval of the Consolidation by the Federal Reserve Board, Section 3 of the BHCA requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The BHCA prohibits the Federal
Reserve Board from approving the Consolidation (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the Consolidation are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Community Reinvestment Act of 1978 also requires that the Federal Reserve Board, in deciding whether to approve the Consolidation, assess the record of performance of the bank subsidiaries of M&I and the Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such bank subsidiaries. The Federal Reserve Board has also indicated that it will not approve a significant acquisition unless the resulting institution has adequate regulatory capital, taking into account, among other things, the nature of the business and operations and plans for expansion. Federal Reserve Board approval of the Consolidation was received on October 11, 1994.

           Pursuant to the BHCA, the Consolidation may not be consummated until the 30th day following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Consolidation on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise.

Closing Date

           The closing of the transactions contemplated by the Agreement will be effected as soon as practicable following the satisfaction or waiver of all the conditions to the Consolidation.


                           COMPARISON OF SHAREHOLDER RIGHTS

           The following is a summary of material differences between the rights of holders of M&I Stock and the rights of holders of the Bank Stock prior to the Consolidation. As both M&I and the Bank are organized under the laws of Wisconsin, rights of shareholders are substantially similar. Differences in the rights provided to shareholders of M&I and the Bank exist because the former is organized under the Wisconsin Business Corporation Law (the "WBCL") while the latter is organized under the Wisconsin Banking Code (the "Banking Code"). This summary does not purport to be a complete discussion of and is qualified in its entirety by reference to the governing law and the articles of incorporation, by-laws and contractual commitments of each entity.

Required Vote for Authorization of Certain Transactions

           M&I. Pursuant to Section 180.1706(1) of the WBCL, except as otherwise provided in a corporation's articles of incorporation or by-laws, any amendment to the articles of incorporation, merger or certain other extraordinary events involving a corporation organized before January 1, 1973, which did not expressly elect before January 1, 1991 to be governed by a majority or greater voting requirement, must be approved by the affirmative vote of two-thirds of the shares entitled to vote at a meeting called for that purpose. The M&I Articles were amended prior to January 1, 1991 to reduce the vote required for a merger, consolidation or certain other extraordinary events to a majority vote of the M&I capital stock entitled to vote, provided that three-quarters of the M&I Board of Directors shall have approved the transaction. The M&I Articles were not amended prior to January 1, 1991 to reduce the vote required to amend the M&I Articles. Consequently, any amendment to the M&I Articles requires the affirmative vote of two-thirds of the outstanding shares of M&I capital stock entitled to vote at a meeting called for that purpose.

           Bank. Pursuant to Section 221.12 of the Banking Code, any amendment to the articles of incorporation of a state chartered bank must be approved by the affirmative vote of two-thirds of the capital stock entitled to vote at a meeting called for that purpose. Furthermore, Section 221.25 of the Banking Code provides that any two or more state chartered banks, may, with the approval of the WCB and the vote of the shareholders of each such bank owning at least two-thirds of the capital stock entitled to a vote at a meeting called for that purpose, consolidate into one bank.

Amendment of By-laws

           M&I. M&I's Articles of Incorporation and By-laws provide that M&I's By-laws may be amended only by the affirmative vote of not less than two-thirds of the outstanding shares of capital stock of M&I entitled to vote at a meeting of shareholders duly called for such purpose, or by a vote of not less than three-quarters of the entire Board of Directors then in office.

           Bank. The Bank's By-laws provide that its By-laws may be amended in any manner permitted by law at the time the By-laws are to be amended.
Pursuant to Section 221.04 of the Banking Code, an affirmative vote of two-thirds of the capital stock of the Bank is currently required to amend the Bank's By-laws.

Size, Classification of, and Vote Required to Elect Board of Directors

           M&I. The M&I Articles and By-laws provide that the M&I Board of Directors will consist of not less than three directors (exclusive of directors, if any, elected by the holders of one or more classes of series of M&I Preferred Stock pursuant to the M&I Articles applicable thereto), the exact number of which to be determined from time to time by resolution adopted by an affirmative vote of a majority of the entire Board of Directors then in office. M&I's Board of Directors is classified into three classes, with directors serving staggered three-year terms. The M&I By-laws provide that directors are to be elected by a plurality of the votes cast by the capital stock entitled to vote in the election.

           Bank. The Bank's By-laws provide that the Bank's Board of Directors will consist of not less than seven nor more than 15 directors, the exact number of which to be determined by the Bank's stockholders at their annual meeting. The Bank's Articles of Incorporation and By-laws do not provide for the classification of its Board of Directors. However, each director shall hold office for one year and until the director's successor has been elected or until the director's earlier death, resignation, attainment of age 65 or removal. The Bank's By-laws provide that a majority of the capital stock represented at a meeting shall be necessary for the election of each director.

Removal of Directors for "Cause"

           M&I. Exclusive of directors, if any, elected by holders of one or more classes of M&I Preferred Stock, shareholders of M&I may remove a director only for "cause" and then only by a vote of two-thirds of the outstanding shares of capital stock of M&I entitled to vote at a meeting of shareholders called for that purpose. "Cause" is defined solely as malfeasance arising from the performance of a director's duties which has a materially adverse effect on the business of M&I.

           Bank. The Bank's By-laws provide that a director may be removed from office by the affirmative vote of a majority of the capital stock represented at a special meeting called for that purpose, with or without "cause".

Newly Created Directorships and Vacancies on the Board of Directors

           M&I. Pursuant to Section 180.0810 of the WBCL, unless otherwise provided in a corporation's Articles of Incorporation, shareholders may fill vacancies on a corporation's Board of Directors. The M&I Articles and By-laws provide that newly created directorships and any vacancies on M&I's Board of Directors shall be filled by the majority vote of the Board of Directors.

           Bank. The Bank's By-laws and Section 221.08(5) of the Banking Code authorize the Board of Directors to fill vacancies on the Bank's Board of Directors until the next succeeding election of directors.

Advance Notice of Proposals to be Brought at the Annual Meeting

           M&I. Pursuant to Section 2.5 of the M&I By-laws, any shareholder who intends to bring business before an annual meeting of shareholders (other than nominations for directors) must provide M&I with notice of such intention, the nature of such proposal, the reasons for conducting such business at the annual meeting and certain information regarding the shareholder bringing the proposal not less than 60 days prior to the meeting.

           Bank. The Bank's Articles of Incorporation and By-laws do not contain any provisions relating to advance notice of proposals to be brought before an annual meeting.

Advance Notice of Nominations of Directors

           M&I. Pursuant to Article VI of the M&I Articles and Section 2.6 of the By-laws, any shareholder who intends to nominate directors for election at a meeting called for that purpose must provide M&I with notice of such intention, a written consent of the nominee to serve as a director, certain information regarding the proposed nominee and certain information regarding the nominating shareholder not less than 30 days prior to the meeting.

           Bank. Neither the Bank's Articles of Incorporation nor its By-laws contain any provisions relating to advance notice of nominations of directors.

Certain Business Combinations

           M&I. Article XI of M&I's Articles provides that an affirmative vote of 80% of M&I's outstanding capital stock entitled to vote in the election of directors, or two-thirds of the shares entitled to so vote excluding shares of M&I capital stock held by an "interested stockholder" (as hereinafter defined), is required to approve a merger, consolidation or other business combination involving M&I, or any subsidiary, and any interested stockholder or an affiliate or associate of an interested stockholder (excluding M&I or any subsidiary thereof or employee benefit plan for the benefit of employees of M&I or its subsidiaries). An interested stockholder refers to (a) the beneficial owner of more than 10% of M&I's outstanding capital stock entitled to vote, (b) an affiliate or associate of M&I that at any time within the two year period preceding the combination was a beneficial owner of 10% or more of the outstanding M&I capital stock entitled to vote or (c) an assignee of or successor to any M&I capital stock entitled to vote previously beneficially owned within the two year period preceding the combination by another interested stockholder, if such assignment or succession shall have occurred in the course of a transaction not involving a public offering within the meaning of the Securities Act. These provisions of the M&I
Articles do not apply if (a) the consideration offered in connection with such transaction satisfies certain "fair price" requirements or (b) a majority of the "disinterested directors" (defined as a director who is not affiliated with the interested stockholder and who either was (i) a member of the Board of Directors prior to the date that the interested stockholder became such or (ii) elected or recommended for election by a majority of the disinterested directors in office at the time such director was nominated for election) approves the transaction.

           Bank. Neither the Bank's Articles of Incorporation nor its By-laws contain any supermajority voting provisions relating to the approval by holders of its capital stock of mergers, consolidations or other business combinations.

Dissenters' Rights of Appraisal

           M&I. Pursuant to Section 180.1302 of the WBCL, dissenters' rights of appraisal are provided when a corporation consummates (i) a plan of merger, if shareholder approval is required by statute or by the corporation's articles of incorporation, or if the corporation is a subsidiary that is merged with its parent; (ii) a plan of share exchange, if the corporation's shares will be acquired and shareholder approval is required; or (iii) a sale or exchange of all, or substantially all, of the corporation's property other than in the usual and regular course of business including a sale in dissolution, but not including a sale pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale. However, no such rights are provided if (i) the shares of the corporation are listed on a national securities exchange or quoted on NASDAQ, or (ii) the corporation is undergoing a reorganization, unless the reorganization plan provides otherwise. The foregoing exceptions notwithstanding, the WBCL provides dissenters' rights of appraisal in connection with certain business combinations involving a corporation and an "interested stockholder." See "- Certain Business Combinations."

           Bank. Pursuant to Section 221.25 of the Banking Code, dissenters' rights of appraisal are provided when any two or more banks consolidate into one bank.

            CERTAIN PROVISIONS OF THE WISCONSIN BUSINESS CORPORATION LAW

           The following is a description of certain provisions applicable to Wisconsin corporations, such as M&I. These provisions are not, however, applicable to Wisconsin banks, such as the Bank.

           The WBCL provides that shareholders of Wisconsin domestic corporations are personally liable, up to the par value of their shares ($1.00 per share in the case of the M&I Stock), for all debts owed by the corporation to employees for services performed but not exceeding six months' service in any one case. While the WBCL specifies that such liability is limited to the par value of the shares, par value has been interpreted by a Wisconsin court to mean the consideration paid to the corporation for its shares.

           The WBCL prohibits a "business combination" (defined to include a merger, share exchange or a disposition of 5% or more of the aggregate market value of all assets or stock of the corporation) between a "resident domestic corporation" and an "interested stockholder" (defined as the beneficial owner of at least 10% of the voting power of the outstanding stock) for three years following the stock acquisition date (i.e., the date the person became an interested stockholder), unless the board of directors approves the business combination or the purchase of stock by the interested stockholder before the stock acquisition date. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the board of directors approved the acquisition of the stock prior to the stock acquisition date; (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder; or (iii) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount. M&I is a "resident domestic corporation" within the meaning of the WBCL.


           Under the WBCL, the voting power of shares of an "issuing public corporation" held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those excess shares. An issuing public corporation is defined as a domestic corporation, with (i) total assets exceeding $1,000,000; (ii) a class of equity securities held of record by 500 or more persons; and (iii) at least 100 shareholders of record who have unlimited voting rights and who reside in Wisconsin. M&I is an "issuing public corporation" within the meaning of the WBCL. This restriction does not apply to shares acquired (a) under an agreement entered into before the corporation was an "issuing public corporation," (b) directly from the issuing public corporation, (c) in a merger or share exchange to which the issuing public corporation is a party, (d) in certain specified non-market transactions (i.e., gifts, distributions upon death and pledges) or (e) in a transaction incident to which the corporation's shareholders have approved restoration of the full voting power of the otherwise restricted shares.

           The WBCL provides that, in addition to the vote otherwise required by law or the articles of incorporation of an "issuing public corporation" (defined above), the approval by a majority vote of the holders of the corporation's shares entitled to vote is required before such corporation can take certain actions while a "takeover offer" (as defined in the WBCL) is being made or after a takeover offer has been publicly announced and before it is concluded. Under the WBCL, such shareholder approval is required for the corporation to (i) acquire more than 5% of the corporation's outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares or (ii) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors and a majority of the independent directors vote not to have this provision apply to the corporation.

           The WBCL also provides for certain super-majority voting and fair price provisions in connection with certain business combinations substantially similar to provisions contained in M&I's Articles. See "- Certain Business Combinations."

           Under the WBCL, in discharging his or her duties to the corporation and in determining what he or she believes to be the best interests of the corporation, a director or officer may, in addition to considering the effects of any action on the corporation's shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which the corporation operates and any other factors that the director or officer considers pertinent.


                          CERTAIN RELATED TRANSACTIONS

           Pursuant to the Agreement, the Board of Directors and principal officers of the Surviving Bank as of the Effective Time will consist of the persons who are the directors and principal officers of the Bank immediately prior to the Effective Time. Such persons will serve as directors and principal officers of the Surviving Bank until the next annual meeting of the Surviving Bank or until such time as their successors have been duly qualified and elected or appointed in accordance with the Articles of Incorporation and By-Laws of the Surviving Bank.

           The Bank currently has employment agreements with two of its executive officers, Mr. Wenke and Mr. Bauman, which will continue in effect following the Consolidation. Mr. Wenke's agreement provides that the Bank will employ him as President and Chief Executive Officer of the Bank until October 31, 1995. Mr. Wenke's current salary is $134,978. Mr. Bauman's agreement provides that the Bank will employ him as Executive Vice-President of the Bank until February 28, 1996. Mr. Bauman's current salary is $76,260.

           Under the above-mentioned employment agreements, upon a "change of control," as defined in the respective agreements, the executive has a right to terminate his employment and receive certain payments if certain events occur. With respect to Mr. Wenke, these events include any of the following:
(1) except for the last three months of the term of his employment, he is assigned to any positions, duties or responsibilities which are less significant than his positions, duties and responsibilities as of February 1, 1993; (2) his compensation is reduced or not adjusted upward commensurate with increases given to other executive or key management personnel of the Bank (or any surviving entity) or he experiences, in any year, a reduction in the ratio of his bonus payment to his compensation which is greater than the average reduction in the ratio of bonus payments to compensation in such year experienced by all other executive or key management personnel of the Bank (or any surviving entity) eligible for such bonus payments; or (3) he is transferred to a location outside a 20 mile radius of the City of Burlington, Wisconsin. With respect to Mr. Bauman, these events include any of the following: (1) he is assigned to any positions, duties or responsibilities which are less significant than his positions, duties and responsibilities as of November 1, 1993; (2) his compensation is reduced or not adjusted upward commensurate with increases given to other executive or key management personnel of the Bank (or any surviving entity) or he experiences, in any year, a reduction in the ratio of his bonus payment to his compensation which is greater than the average reduction in the ratio of bonus payments to compensation in such year experienced by all other executive or key management personnel of the Bank (or any surviving entity) eligible for such bonus payments; or (3) he is transferred to a location outside a 35 mile radius of the City of Burlington, Wisconsin.

           The Consolidation will be a "change of control" under the employment agreements. Thus, if any of the above-listed events occur after the Consolidation, the officer in question may terminate his employment, with 90 days written notice, and receive in a lump sum payment all compensation and other benefits, except for bonuses, to which he would have been entitled under his employment contract with the Bank through the end of the term of such employment contract, or one year from the effective date of the termination, whichever occurs first. The officer will also receive all other fringe benefits to which he would have been otherwise entitled under the fringe benefit plans as in effect on the date of his termination.

                              RECENT LEGISLATION

           The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 became effective on September 29, 1994 (the "Interstate Banking Act"). The Interstate Banking Act amends the Bank Holding Company Act to permit, as of September 29, 1995 and with certain limitations, adequately capitalized and managed bank holding companies to acquire control, or all the assets, of banks located in a state other than the home state of the bank holding company. The Interstate Banking Act also amends the Federal Deposit Insurance Act to permit, as of June 1, 1997 and with certain limitations, merger transactions between adequately capitalized and managed insured banks with different home states. The provisions of the Interstate Banking Act generally increase the ease with which banks and bank holding companies may acquire banks across state lines, and may increase the pace of consolidation in the banking industry and the competition for independent banks.


                                  EXPERTS

           The consolidated financial statements of M&I, incorporated in this Prospectus/Proxy Statement by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in this Prospectus/Proxy Statement in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

           The consolidated financial statements of the Bank, incorporated in this Prospectus/Proxy Statement by reference, have been examined by KPMG Peat Marwick LLP, independent public accountants, as set forth in their report with respect thereto, and are incorporated by reference in this Prospectus/Proxy Statement in reliance upon the authority of such firm as experts in accounting and auditing in giving said report.


                                 LEGAL OPINIONS

           A legal opinion to the effect that the issuance of the shares of M&I Stock offered hereby has been duly authorized by M&I and that the shares, when issued in accordance with the Agreement, will be duly issued and outstanding, fully paid and nonassessable (except as provided by Section
180.0622 of the WBCL), has been rendered by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

           In addition, a legal opinion to the effect that the consolidation will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, has been rendered by Godfrey & Kahn, S.C., Milwaukee, Wisconsin, and Michael, Best & Friedrich, Milwaukee,
Wisconsin, counsel for M&I and the Bank, respectively.


                               SHAREHOLDER PROPOSALS

           If the Consolidation is consummated, shareholders of the Bank will become shareholders of M&I. M&I's next Annual Meeting will be held April 25, 1995. In accordance with M&I's By-Laws, nominations, other than by or at the direction of the M&I Board of Directors, of candidates for election as directors at the 1995 Annual Meeting must be submitted to M&I not later than March 27, 1995. In addition, any M&I shareholder who wishes to submit a proposal for presentation to the 1995 Annual Meeting of Shareholders of M&I must submit the proposal in writing to M&I, 770 North Water Street, Milwaukee, Wisconsin 53202, Attention: M.A. Hatfield, Secretary, by November 19, 1994 for inclusion, if appropriate, in M&I's proxy statement and the form of proxy relating to the 1995 Annual Meeting. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

                             CERTAIN INFORMATION CONCERNING
                                    M&I AND THE BANK

           Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of M&I and the Bank, respectively, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is incorporated herein by reference to their respective Annual Reports on Form 10-K for the year ended December 31, 1993.

                                                                APPENDIX A

                        AGREEMENT AND PLAN OF REORGANIZATION
                              (as amended and restated)


           THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") dated as of the 15th day of June, 1994, as amended, by and between Marshall & Ilsley Corporation, a Wisconsin corporation (the "Corporation") and Bank of Burlington, a Wisconsin state bank (the "Bank").


                                W I T N E S S E T H:

           This Agreement provides for: (i) the incorporation and organization of a new Wisconsin state bank ("M&I Interim Bank") under the laws of the State of Wisconsin which will, at the time of consummation of the transactions herein provided, be a subsidiary of and controlled by the Corporation within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "IRC"); (ii) the consolidation of M&I Interim Bank with and into the Bank in accordance with applicable law and pursuant to the terms of this Agreement and the Consolidation Agreement, attached hereto as Annex A (the "Consolidation Agreement"), between the Bank and M&I Interim Bank, which consolidation will qualify as a tax-free reorganization pursuant to the provisions of Sections 368(a)(l)(A) and 368(a)(2)(E) of the IRC; and (iii) the conversion at the Effective Time of such consolidation (as defined herein) of the Bank's outstanding shares of common stock, $1.25 par value, ("Bank Stock") into the right to receive shares of the Corporation's $1.00 par value common stock (the "M&I Stock"), all upon the terms and conditions hereinafter set forth.

           NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                      ARTICLE I
                CONSOLIDATION OF M&I INTERIM BANK WITH AND INTO BANK

           Section 1.01. Consolidation. In accordance with the provisions of this Agreement, the Consolidation Agreement and applicable law, M&I Interim Bank shall be consolidated with and into the Bank (which as the receiving association is herein referred to as the "Surviving Bank") under the charter of the Bank, and the separate existence of M&I Interim Bank shall cease (the "Consolidation"). The Consolidation shall become effective at the date and time the Merger Certificate issued by the Wisconsin Office of the Commissioner of Banking pursuant to Section 221.25 of the Wisconsin Statutes is recorded by the Register of Deeds of Racine County, Wisconsin (the "Effective Date" and "Effective Time," respectively).

           Section 1.02. The Receiving Association. After the Effective Time the name of the Surviving Bank shall be "M&I Bank of Burlington." The Surviving Bank shall continue its existence under the laws of the State of Wisconsin as a wholly-owned subsidiary of the Corporation.

           Section 1.03. Business. The business of the Surviving Bank shall be that of a Wisconsin state bank and shall be conducted at the Surviving Bank's main office to be located at 200 South Pine Street, Burlington, Wisconsin 53105, and at the legally established branches of the Surviving Bank.

           Section 1.04. Board of Directors; Officers. The Board of Directors and principal officers of the Surviving Bank as of the Effective Time shall consist of the persons who are the directors and principal officers of the Bank immediately prior to the Effective Time. Such persons shall serve as directors and principal officers of the Surviving Bank until the next annual meeting of the Surviving Bank or until such time as their successors have been duly qualified and elected or appointed in accordance with the By-Laws of the Surviving Bank.

           Section 1.05. Effect of Consolidation. All assets of M&I Interim Bank, as they exist at the Effective Time, shall pass to and vest in the Surviving Bank without any conveyance or other transfer and the Surviving Bank shall be responsible for all liabilities of M&I Interim Bank. At any time after the Effective Time the officers of the Surviving Bank may, in the name of M&I Interim Bank, execute and deliver all such deeds, assignments and other instru-ments and take or cause to be taken all actions as the Surviving Bank may deem necessary or desirable in order to vest, perfect or confirm in the Surviving Bank title to and possession of all of M&I Interim Bank's property, rights, privileges, immunities, powers, purposes and otherwise to carry out the purposes of this Agreement.

           Section 1.06. Closing. The closing of the transactions contemplated by this Agreement shall occur as promptly as practicable following the satisfaction or waiver of all of the conditions specified in Article VI of this Agreement (the "Closing"). The Closing shall take place at the offices of counsel to the Corporation, 780 North Water Street, Milwaukee, Wisconsin, or at such other place as shall be mutually agreeable to the Corporation and the Bank.


                                     ARTICLE II
                         STATUS AND CONVERSION OF SECURITIES

           Section 2.01. Capital Stock of M&I Interim Bank. The capital stock of the Surviving Bank shall be the capital stock of M&I Interim Bank, and each share of common stock of M&I Interim Bank issued and outstanding as of the Effective Time shall remain outstanding and shall be owned by the Corporation and such shares shall not be changed or converted by the Consolidation.

           Section 2.02. Conversion of Bank Stock. Subject to the conditions and limitations set forth in this Agreement, at the Effective Time, by virtue of the Consolidation and without any action on the part of any holder of shares of Bank Stock:

           (a) All Bank Stock owned by the Bank shall be cancelled and no M&I Stock or cash shall be delivered in exchange therefor;

           (b) Each outstanding share of Bank Stock as to which stockholders pursuant to Section 221.25 of the Wisconsin Statutes: (i) have voted against adoption and approval of the Consolidation or given notice in writing at or prior to the taking of such vote that they dissent from the Consolidation; and
(ii) within 20 days after the date the notice of approval of the Consolidation by the Wisconsin Office of Commissioner of Banking is mailed or delivered to such stockholder, and such stockholder notifies the Bank that he dissents from the Plan of Consolidation as adopted and approved and desires to withdraw from the Bank, shall not be converted into M&I Stock hereunder (such shares of Bank Stock are referred to as "Dissenting Shares"). Upon receipt by the Bank, the Bank promptly shall notify the Corporation of any such written objection to the Consolidation by any Bank stockholder (a "Dissenting Stockholder"). Prior to the Effective Time the Bank shall not, except with prior written consent of the Corporation, voluntarily make any payment with respect to or settle or offer to settle any such objection. Each Dissenting Stockholder who becomes entitled, pursuant to the provisions of Section 221.25, to payment for Bank Stock shall receive payment therefor from the Surviving Bank from funds provided by the Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the provisions of the laws of the State of Wisconsin) and such shares of Bank Stock shall be cancelled. If any Dissenting Stockholder shall fail to perfect or shall effectively withdraw or lose the right to appraisal of payment for shares of Bank Stock under Section 221.25, such shares shall be thereupon converted into M&I Stock in accordance with the provisions of Sections 2.02 and 2.03 hereof; and

           (c) Each share of Bank Stock (except shares described in subparagraph (a) hereof and Dissenting Shares) issued and outstanding as of the Effective Time shall by virtue of the Consolidation and without any action on the part of the holder thereof be converted into the right to receive One and Sixty Five Hundredths (1.65) shares of M&I Stock.

           Section 2.03. No Fractional Shares. No fractional shares of M&I Stock shall be issued upon the surrender for exchange of certificates; no dividend or distribution with respect to M&I Stock shall be payable on or with respect to any fractional share; and no fractional share interest shall entitle the owner thereof to any rights of a shareholder of M&I. In lieu of any such fractional share, M&I shall pay to each former shareholder who otherwise would be entitled to receive a fractional share of M&I Stock an amount in cash determined by multiplying: (i) the closing sales price of M&I Stock as reported in the Midwest Edition of the Wall Street Journal on the Effective Date by (ii) the fraction of a share of M&I Stock to which such holder would otherwise be entitled.

           Section 2.04.  Payment of Consolidation Consideration.

           (a) As soon as practicable after the Effective Time, the Corporation shall make available to M&I Interim Bank, which in turn shall make available to M&I Marshall & Ilsley Bank or other financial institution which shall be designated by the Corporation as Exchange Agent (the "Exchange Agent") certificates representing the shares of M&I Stock into which the Bank Stock shall be converted pursuant to Section 2.02. The Corporation also shall make available to M&I Interim Bank at the Effective Time, which in turn shall make available to the Exchange Agent, the cash payable to Dissenting Shareholders (to the extent known), plus the cash necessary to make all required payment for fractional shares pursuant to Section 2.03, above.

           (b) As soon as practicable after the Effective Time, the Exchange Agent will send a notice and transmittal form to each holder of a certificate which formerly represented Bank Stock prior to the Consolidation, advising such holder of the terms of the exchange effected by the Consolidation and the procedure for surrendering to the Exchange Agent such certificate for exchange into one or more certificates evidencing shares of M&I Stock and/or cash (as to fractional or Dissenting Shares). Until so surrendered, each outstanding certificate will be deemed for all purposes to evidence the right to receive cash (as to fractional or Dissenting Shares) and/or the ownership of the number of full shares of M&I Stock as provided herein; provided, however, that until such certificates are so surrendered, no dividend payable to holders of record of shares of M&I Stock as of any date subsequent to the Effective Time shall be paid to the holder or holders of such certificates in respect to M&I Stock represented thereby. After the Effective Time, there shall be no further registry of transfers on the records of the Bank of the Bank Stock and, if a certificate representing such Bank Stock is presented to the Surviving Bank for transfer, it shall be cancelled and exchanged for a check in the appropriate amount and/or a certificate representing the appropriate number of shares of M&I Stock as herein provided. Upon surrender of certificates for the Bank Stock which have been converted into shares of M&I Stock, there shall be paid (without interest) to the record holder of the certificates for M&I Stock issued and exchanged therefor: (i) on or as soon as practicable after such date of surrender, the amount of dividends which as of any date subsequent to the Effective Time became payable and were not paid to such holder with respect to such shares of M&I Stock; and (ii) on the appropriate payment date occurring subsequent to the date of surrender, the amount of such dividends, if the record date in respect thereof occurred after the Effective Time but prior to the date of surrender. Notwithstanding any provision of this Agreement, neither the Exchange Agent nor any person, firm or entity shall be liable or obligated to any former holder of any share of the Bank Stock (or to anyone claiming through any such former holder) with respect to any M&I Stock, or dividends thereon, or with respect to any cash to which any such holder would be entitled as a consequence of the Consolidation, if such M&I Stock, dividends or cash have been paid, or are payable, to any public official pursuant to any abandoned property, escheat or similar laws.

           Section 2.05. Certificates in Other Names. A certificate evidencing shares of M&I Stock in a name other than that in which the certificate surrendered and exchanged is registered may be issued if the certificate so surrendered shall be properly endorsed, with signatures guaranteed by a commercial bank or a firm having membership on a national securities exchange, or otherwise in proper form for transfer, and the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of its certificate for shares of M&I Stock to any person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

           Section 2.06. Anti-Dilution Adjustment. If, subsequent to the date hereof and prior to the Effective Time, the Corporation shall pay a dividend or make a distribution on M&I Stock in shares of M&I Stock or any security convertible into M&I Stock or shall combine or subdivide its stock, then in each such case, from and after the record date for determining the shareholders entitled to receive such dividend or distribution or the securities resulting from such combination or subdivision, an appropriate adjustment shall be made to the conversion ratio set forth in Section 2.02 hereof, for purposes of determining the number of shares of M&I Stock into which Bank Stock shall be converted. For the purpose hereof, the payment of a dividend in or distribution on M&I Stock in securities convertible into M&I Stock shall be deemed to have effected an increase in the number of outstanding shares of M&I Stock equal to the number of shares of M&I Stock into which such securities shall be initially convertible without the payment by the holder thereof of any consideration other than the surrender for cancellation of such convertible securities. Notwithstanding the foregoing, this Section shall not apply to any stock options issued under option plans of the Corporation whether or not authorized as of the date of this Agreement.

           Section 2.07. Dividend Payment and Integration. Before the Closing Date, the Bank may pay dividends as follows:

           (a) On October 1, 1994, a cash dividend equal to sixteen cents ($0.16) per share to Bank shareholders of record as of September 30, 1994; and

           (b) On January 1, 1995, a cash dividend equal to sixteen cents ($0.16) per share to Bank shareholders of record as of December 31, 1994; and

           (c) On or before the Closing Date, a cash dividend of no more than fifty cents ($0.50) per share to Bank shareholders of record.


                                     ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF THE BANK

           The Bank hereby represents and warrants to the Corporation as follows:

           Section 3.01. Organization. The Bank is a Wisconsin state bank duly organized, validly existing and in good standing under the laws of the State of

Wisconsin. The Bank has the corporate power and authority and has received all necessary material federal, state or local authorizations to own or lease its properties and assets and to carry on its business as now conducted and presently proposed to be conducted. The copies of the Articles of Incorporation and By-Laws of the Bank, certified by its Cashier as of the date of this Agreement, which have been delivered to the Corporation, are correct and complete copies of the Articles of Incorporation and By-Laws of the Bank in effect as of the date of this Agreement. As of the date of this Agreement, the minute books of the Bank contain complete and accurate records of all meetings and other corporate actions of its shareholders and Board of Directors (including committees of the Board of Directors). The Bank is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted requires such qualification, except those jurisdictions in which the failure to so qualify does not involve the violation of a criminal statute, affect the validity or enforceability of a contract in any material respect or otherwise have a material adverse effect on the Bank. Except for the Bank's wholly-owned subsidiary, BOB Investments, Inc., a Nevada corporation, ("BOB Investments") the Bank has no direct or indirect equity or ownership interest which represents twenty percent (20%) or more of the aggregate equity or ownership interest of any other entity (a "Subsidiary").

           Section 3.02 Capitalization. The authorized capital stock of the Bank consists of 904,000 shares of common stock, $1.25 par value, all of which shares were issued and outstanding as of the date of this Agreement and all of which shares are validly issued and outstanding, fully paid, non-assessable (except as otherwise provided by applicable law), and have not been issued in violation of the preemptive rights of any stockholder. All of the authorized capital stock of BOB Investments is owned by the Bank, all of which shares are validly issued and outstanding, fully paid, non-assessable (except as otherwise provided by applicable law), and have not been in violation of the preemptive rights of any stockholder. There are no outstanding or existing options, pre-emptive rights, warrants, subscriptions, conversion rights, calls or commitments of any kind obligating the Bank or BOB Investments to issue, directly or indirectly, additional shares of any class of its capital stock. The Bank and BOB Investments have no outstanding commitments or obligations to repurchase, reacquire or redeem any of their outstanding capital stock.

           Section 3.03. Authority and Validity of Agreement. The Bank has full corporate power and authority to enter into this Agreement, the Consolidation Agreement and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the Consolidation Agreement by the Bank have been duly authorized by all requisite corporate action, including without limitation approval by the Bank's Board of Directors, subject only to approval by the holders of the requisite percentage of the outstanding shares of the Bank Stock. Subject to such approval by its shareholders and the government approvals described below, this Agreement and, upon execution and delivery, the Consolidation Agreement, will each constitute a valid and binding obligation of the Bank, enforceable in accordance with its terms, except as such terms may be affected by bankruptcy, insolvency, moratorium and similar laws affecting the rights of creditors generally and by the availability of equitable remedies. Provided the required approvals are obtained from the Commissioner of Banking, the FDIC and the Federal Reserve

Board and the offering, sale and delivery of the M&I Stock to be issued hereunder (and under the Consolidation Agreement) are duly registered pursuant to the Securities Act of 1933 (the "1933 Act"), as amended, and Rule 145 of the General Rules and Regulations thereunder ("Rule 145"), and subject to the rights of any Dissenting Shareholders, neither the execution, delivery and performance of either this Agreement or the Consolidation Agreement nor the consummation of the transactions contemplated herein and therein, will conflict with, result in the material breach of, constitute a default under or accelerate the performance provided by, the terms of any law, or any rule or regulation of any government agency or authority or any judgment, order or decree of any court or other government agency to which the Bank may be subject, any contract, agreement or instrument to which the Bank is a party or by which the Bank is bound or committed or the Articles of Incorporation or By-Laws of the Bank, or constitute an event which with the lapse of time or action by a third party could result in the creation or imposition of any lien, charge or encumbrance upon any of the assets or properties of the Bank or upon any of the capital stock of the Bank.

           Section 3.04.  Financial Statements.

           (a) The Bank has heretofore delivered to the Corporation correct and complete copies of:

                 (i) Its audited Statements of Condition as of December 31, 1993 and 1992 and its audited Statements of Income, Shareholders' Equity and Changes in Financial Position for the years then ended, together with the notes thereto, certified by the Bank's independent public auditors; and

                 (ii) The Bank has delivered to the Corporation copies of all management and other letters delivered to the Bank by the Bank's independent auditors, of the internal controls of the Bank during the period January 1, 1991 to date, and will, upon reasonable request, make available for inspection at such time and place as the Corporation may request, reports and working papers produced or developed by the Bank's independent auditors in connection with their examination of such financial statements, as well as all such reports and working papers for prior periods for which any tax or other liability of the Bank has not been finally determined or barred by applicable statute of limitations.

           (b) The financial statements described in Subsection (a) above, fairly present as of their respective dates, the financial position of the Bank as of the dates thereof and the results of operations for the periods indicated; and each such statement has been, and shall have been, prepared in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise stated therein, and except that any unaudited interim statements are subject to normal year-end audit adjustments which shall not be materially adverse.

           (c) The financial statements described in Subsection (a) above, do not, as of the dates thereof, include any material assets or omit to state any material liability, absolute or contingent, or other facts, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, materially misleading.

           Section 3.05. Reserves for Possible Loan Losses. The reserve for possible loan and lease losses shown on the Bank's audited Balance Sheet as of December 31, 1993 are to the best knowledge of the Bank adequate in all respects to provide for all losses, and net of recoveries relating to loans previously charged off, on loans outstanding as of the date of such statement, and the loan portfolios of the Bank at such dates in excess of such reserves are all fully collectible in accordance with their terms. For the purposes of this Agreement, any reference to the "knowledge" or "best knowledge" of the Bank shall include only the actual knowledge of the Bank and shall not include constructive knowledge of any facts as would have been learned had any specific inquiry been made.

           Section 3.06. Absence of Certain Changes or Events. Except as has been disclosed in Schedule A hereto, since January 1, 1993, there has not been any material adverse change in the business, properties or financial condition of the Bank or BOB Investments nor any development involving a prospective change in the Bank's or BOB Investment's business, which has affected or may affect materially and adversely the businesses, properties or financial condition or the results of operations of the Bank or BOB Investments and the Bank and BOB Investments have conducted their business only in the ordinary course consistent with past practice.

           Section 3.07. Title. The Bank and BOB Investments have good and marketable title to all assets and properties, whether real or personal, tangible or intangible, which it purports to own, including without limitation, all assets and properties reflected in the most recent financial statements referred to in Section 3.04(a) hereof, or acquired subsequent thereto (except to the extent such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such financial statements), subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (i) as noted in said financial statements or the notes thereto;
(ii) statutory liens not yet delinquent; (iii) security interests granted incident to borrowings by the Bank from the Federal Reserve Banks or to secure deposits of funds by federal, state or other governmental agencies; (iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; (v) liens in connection with repurchase agreements and any other liens incurred in the ordinary course of business; and (vi) such liens, mortgages, security interests, encumbrances and charges as are not, in the aggregate, material to the assets and properties of the Bank or BOB Investments. Schedule A sets forth a list of all material leases pursuant to which the Bank or BOB Investments leases real or personal property. All such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect, and there are no existing defaults by the Bank or BOB Investments thereunder or (to the best of the knowledge of the Bank) any other party thereto; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default thereunder. True and correct copies of such leases have been delivered to the Corporation. None of the buildings, structures or appurtenances described in Schedule A or the operation or maintenance thereof as now operated or maintained, contravenes any zoning ordinance or other administrative regulation (whether or not permitted because of prior non-conforming use) or violates any restrictive covenant or any provision of law, the effect of which would materially interfere with or prevent the continued use of such properties for the purposes for which they are now being used or would materially and adversely affect the value thereof.

           Section 3.08. Litigation. Except as set forth in Schedule A hereto, no claims have been asserted and no relief has been sought against the Bank or BOB Investments in any pending litigation or government proceedings (including without limitation any notice of possible violation or non-compliance with any environmental law, rule or regulation) or otherwise which might result in a judgement, decree or order having a material adverse effect on the financial condition, results of operations, assets, business or prospects of the Bank or BOB Investments. To the best of the Bank's knowledge there is no reasonable basis for any material proceedings, claims, actions or government investigation (including without limitation any notice of possible violation or non-compliance with any environmental law, rule or regulation). The Bank and BOB Investments are not parties to any order, judgment or decree which will, or might reasonably be expected to have, a material adverse effect on its business, operations, assets, financial condition or prospects.

           Section 3.09. Compliance with Laws. The Bank and BOB Investments have all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with federal, state or local government or regulatory bodies that are required in order to permit them to carry on their business as presently conducted and the absence of which would have a material adverse effect on such business. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, to the knowledge of the Bank, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current in all material respects. The Bank and BOB Investments are not in default under any order, license, regulation or demand of any federal, state, local or other government agency or with respect to any order, writ, injunction or decree of any court, in each case which violation, infringement or default would have a material adverse effect on the financial condition, results of operations, business or prospects of the Bank or BOB Investments.

           Section 3.10. Taxes. The Bank and BOB Investments have filed with the appropriate government agencies all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports which are required to be filed by it and the Bank and BOB Investments are not delinquent in the payment of any taxes shown on such returns or reports or on any assessments for any such taxes received by it. The tax and audit positions taken by the Bank and BOB Investments in connection with the tax returns described in this section were reasonable and asserted in good faith. To the Bank's knowledge, there are no examinations by the Internal Revenue Service or the Wisconsin Department of Revenue for any years pending with respect to the Bank. Schedule A sets forth the date or dates through which the Internal Revenue Service and the Wisconsin Department of Revenue, respectively, have examined the income tax returns of the Bank or BOB Investments. There are included in the most recent financial statements (or the notes thereto) referred to in Section 3.04(a) hereof, adequate reserves for the payment of all accrued but unpaid federal, state and local taxes of the Bank and BOB Investments including interest and penalties, whether or not disputed, for the period ended as of the date of such statements and for all fiscal periods prior thereto. The Bank or BOB Investments have not executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal or state tax, nor is the Bank or BOB Investments a party to any action or proceeding by any government authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against the Bank or BOB Investments.

           Section 3.11.  Employment Contracts and Benefits; Material Contracts.

Except as disclosed in Schedule A, there are no: (i) employment, severance, consulting or other compensation agreements between the Bank or BOB Investments and any officer, director or employee of the Bank or BOB Investments; and the Bank or BOB Investments are not parties to or bound by any written or oral employment contract (including without limitation, any collective bargaining contract or union agreement) which is not terminable without penalty by the Bank or BOB Investments on sixty days' or less notice; (ii) bonus, profit-sharing, severance, termination, stock option, pension, retirement, deferred or contingent compensation or other employee benefit agreements, trusts, plans or other arrangements for the benefit of any director, officer or employee of the Bank; (iii) material leases or licenses with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (iv) contracts or commitments for capital expenditures in excess of $50,000 for any one project;
(v) material contracts or commitments made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than sixty days from the date of this Agreement; or (vi) contracts or options to purchase or sell any real or personal property otherwise than in the ordinary course of business. The Bank has in all material respects performed all obligations required to be performed by it to date and is not in default under any outstanding indenture, mortgage, contract, lease or other agreement to which it is a party or by which it is bound or under any provision of its Articles of Incorporation or By-Laws, which might result in, or have consequences which might result in, a material adverse effect on the financial condition, results of operations, assets, business or prospects of the Bank or BOB Investments.

           Section 3.12.  Employee Benefit Plans.

             (a) Schedule A lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other employment contracts or employment agreements, with respect to which the Bank has any obligation (collectively, the "Plans"). The Bank has furnished or made available to the Corporation a complete and accurate copy of each Plan (or a description of the Plans, if the Plans are not in writing) and a complete and accurate copy of each material document prepared in connection with each such

Plan, including, without limitation and where applicable, a copy of: (i) each trust or other funding arrangement; (ii) each summary plan description and summary of material modifications; (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500 and related schedules; (iv) the most recently issued IRS determination letter for each such Plan; and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan.

           (b) Absence of Certain Types of Plans. The Bank does not maintain or contribute to, or within the five years preceding the Effective Time has not maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA. Except as listed on Schedule A, none of the Plans obligates the Bank to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code. Except as listed in Schedule A or as required by COBRA, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Bank.

           (c) Compliance with Applicable Law. Except as listed on Schedule A, each Plan has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a material adverse effect on the Bank, taken as a whole. The Bank has performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Bank has no knowledge of any default or violation by any party to, any Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a material adverse effect on the Bank, taken as a whole. No legal action, suit or claim is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, except as disclosed in Schedule A, to the knowledge of the Bank no fact or event exists that could give rise to any such action, suit or claim. Except as listed on Schedule A, the Bank has not incurred any material liability to the Pension Benefit Guaranty Corporation or any material "withdrawal liability" within the meaning of Title IV of ERISA.

           (d) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS (as defined herein) that it is so qualified, and each trust established in connection with any Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Except as disclosed on Schedule A, no trust maintained or contributed to by the Bank is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

           (e) Absence of Certain Liabilities and Events. Except for matters listed on Schedule A, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. The Bank has not incurred any liability for any excise tax arising under
Section 4972 or 4980B of the Code and to the knowledge of the Bank no fact or event exists that could give rise to any such liability.

           (f) Plan Contributions. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates.

           Section 3.13. Conduct. Except as set forth in Schedule A hereto, since December 31, 1993 the Bank and BOB Investments have not: (i) declared or set aside or paid any dividend or other distribution in respect of its capital stock, or directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock; (ii) incurred any obligations or liabilities (absolute or contingent), or mortgaged, pledged or subjected to liens or encumbrances (other than statutory liens not yet delinquent) any of its assets or properties, except certificates of deposit, repurchase agreements, letters of credit, cashier's checks, borrowings from the Federal Reserve Banks, and obligations and liabilities incurred in the ordinary course of business, discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in the financial statements, current liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transaction contemplated by this Agreement; (iii) sold, exchanged or otherwise disposed of or acquired assets other than in the ordinary course of business; (iv) made any general wage or salary increase to its employees as a class, or to any executive officer or director, entered into or amended any employment contract, severance or similar agreement or arrangement with any officer or salaried employee or established any new or modified or amended any existing employee welfare, bonus, stock option, profit-sharing, retirement or other employee benefit plan or arrangement; (v) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting their business, properties or assets or waived any rights of value which in the aggregate are material; (vi) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; or (vii) entered into any transactions outside the ordinary course of business except as expressly contemplated by this Agreement.

           Section 3.14. Continuity of Interest. To the best of the Bank's knowledge, there is no plan or intention on the part of the Bank's shareholders to sell or otherwise dispose of a number of shares of the M&I Stock to be received by them pursuant to the Consolidation Agreement which would reduce the holdings of such common stock to an amount having, in the aggregate, a value at the time of reorganization of less than 50% of all capital stock of the Bank outstanding prior to the reorganization.

           Section 3.15. Approval by Bank Board; Recommendation to Bank Shareholders. The Board of Directors of the Bank has determined that this Agreement, the Consolidation and the other transactions contemplated hereby are fair to the shareholders of the Bank and recommended that the shareholders of the Bank authorize and approve this Agreement, the Consolidation Agreement and the transactions contemplated herein (the "Board Resolutions"); the Board Resolutions are in full force and effect, have not been withdrawn, modified, amended or rescinded in any respect prior to the date hereof and will not be withdrawn, modified, amended or rescinded in any respect prior to the Effective Time; and the affirmative votes of only 2/3 of the outstanding shares of Bank Stock are required to authorize and approve this Agreement, the Consolidation Agreement and the transactions contemplated herein and therein.

           Section 3.16. Insurance. To the best of the Bank knowledge, the Bank and BOB Investments have in effect insurance coverage with reputable insurers, which in respect to amounts, types and risks insured, is adequate for companies of comparable size engaged in business similar to that in which the Bank and BOB Investments are engaged. A schedule of all insurance policies in effect as to the Bank is set forth in Schedule A. All material policies of fire, product or other liability, worker's compensation and other similar forms of insurance owned or held by the Bank and BOB Investments are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any such policy. Such policies are valid, outstanding and enforceable policies, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

           Section 3.17. Absence of Adverse Agreements. The Bank and BOB Investments are not parties to any agreement or instrument or any judgment, order or decree or any rule or regulation of any court or other government agency or authority which materially and adversely affects or in the future may, to the best knowledge of the executive officers of the Bank, materially and adversely affect the financial condition, results of operations, assets, business or prospects of the Bank or BOB Investments.

           Section 3.18. Disclosure. No representation or warranty made by the Bank contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to the Corporation or hereafter required to be furnished to the Corporation, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

           Section 3.19. Internal Controls and Records. The Bank maintains books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintains accounting controls sufficient to ensure that all such transactions are (i) in all material respects, executed in accordance with its management's general or specific authorization, and (ii) recorded in conformity with generally accepted accounting principles. There is no amendment to any lending agreement, collateral document or security which is not fully reflected in the Bank's books and records.

           Section 3.20. Loan Schedule. Schedule B annexed hereto contains a Loan Schedule identifying certain loan agreements, notes and borrowing arrangements between the Bank and its borrowers. Except as specifically noted on the Loan Schedule: (i) as of the date of this Agreement, the Bank is not a party to any written or oral loan agreement, note or borrowing arrangement under the terms of which the obligor is 30 days or more delinquent in payment of principal or interest or, to the best of the Bank's knowledge, in default of any other provision as of the dates shown thereon other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan; (ii) as of the date of this Agreement the Bank is not a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Bank, FDIC or Commissioner of Banking; (iii) as of the date of this Agreement the Bank is not a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director, executive officer or ten percent shareholder of the Bank, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) as of the date of this Agreement, to the best of the Bank's knowledge, it is not a party to any written or oral loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any governmental authority and which violation could affect the Bank in a materially adverse manner.

           Section 3.21. Brokers. Neither the Bank nor any of its officers and directors has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Consolidation or the transactions contemplated herein. The Bank agrees to indemnify the Corporation against any claim by any third person for any commission, brokerage or finder's fee, or other payment with respect to this Agreement, the Consolidation Agreement or the transactions contemplated herein and therein based on any alleged agreement or understanding between such party and such third person, whether express or implied from the actions of such party.

           Section 3.22.  Environmental Matters.

           (a) To the best of the Bank's knowledge and except as disclosed in Schedule A: (i) Hazardous Materials (as defined below) have not been stored, released or disposed of on or from the Bank's or BOB Investment's Property (as defined below) or, to the actual knowledge of the Bank, any property adjoining the Bank's or BOB Investments' Property; (ii) Environmental Permits (as defined below) have been obtained and are in effect for the operations conducted at the Bank's or BOB Investment's Property; (iii) the Bank and BOB Investments are in compliance in all material respects with the requirements of all of their Environmental Permits; and (iv) there are no circumstances with respect to any Bank or BOB Investments Property that could reasonably be anticipated to form the basis of an Environmental Claim against the Bank, the Bank's Property, BOB Investments or BOB Investment's Property that, individually or in the aggregate, could have a material adverse effect on the Bank or BOB Investments, taken as a whole, or to cause the Bank's or BOB Investment's Property to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law.

           (b) As used herein, the following terms shall be defined as follows:

                 (i) "Bank's Property" or "BOB Investment's Property" means any real property and improvements currently owned, leased, used, operated or occupied by the Bank or BOB Investments, including properties acquired by fore-closure or held or operated in a fiduciary or managerial capacity;

                 (ii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls and radon gas; (B) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," or words of similar import, under any applicable Environmental Law; and (C) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority;

                 (iii) "Environmental Law" means any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended as of the Effective Time, and any judicial or administrative interpretation thereof as of the Effective Time, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials;

                 (iv) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or Environmental Permit; and

                 (v) "Environmental Permits" means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

           (c) The Bank will provide to the Corporation within thirty (30) days of execution of this Agreement copies of the Phase I environmental audit conducted by the Bank for the Waterford and Twin Lakes branch sites.

                                     ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

                 The Corporation represents and warrants as follows:

           Section 4.01. Organization. The Corporation is a corporation validly existing and in good standing under the laws of the State of Wisconsin with all necessary power to carry on its business as it is now being conducted. The Corporation is registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

           Section 4.02. Capitalization. The outstanding capital stock of the Corporation is, and the shares of M&I Stock to be issued pursuant to this Agreement and the Consolidation Agreement, when so issued, will be, duly authorized, validly issued, fully paid and non-assessable (except as provided by applicable law) and have not, and will not have, been issued in violation of the preemptive rights of any person.

           Section 4.03. Filings and Reports. The Corporation has previously delivered to the Bank true and complete copies of: (i) its Annual Report on Form 10-K for the fiscal years ended December 31, 1991, 1992 and 1993, respectively, as filed with the Commission; (ii) Proxy Statements relating to all meetings of the Corporation's shareholders (whether annual or special) during 1992 and 1993; and (iii) all other reports, statements and registration statements (including current reports on Form 8-K and quarterly reports on Form 10-Q) filed by it with the Commission since January 1, 1993 (collectively, the Corporation's "SEC Reports"). As of their respective filing dates, the Corporation's SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited consolidated financial statements of the Corporation included in the Corporation's SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in such financial statements) and fairly present the financial position of the Corporation and its consolidated Subsidiaries as of the dates thereof and the results of their operations and changes in financial position of the Corporation and its consolidated Subsidiaries for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments which shall not be materially adverse.

           Section 4.04. Litigation. No claims have been asserted and no relief has been sought against the Corporation or any of its Subsidiaries in any pending litigation or governmental proceedings or otherwise, which might result in a judgment, decree or order having a material adverse effect on the financial condition, results of operations, business or prospects of the Corporation and its consolidated Subsidiaries, taken as a whole, or on the transactions proposed by this Agreement.

           Section 4.05. Authority and Validity of Agreement. The Corporation has full corporate power and authority to enter into this Agreement and the Consolidation Agreement and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement by the Corporation have been duly authorized by all requisite corporate action.
Subject to the government approvals described below, this Agreement will constitute a valid and binding obligation of the Corporation, enforceable in accordance with its terms, except as such terms may be affected by bankruptcy, insolvency, moratorium and similar laws affecting the rights of creditors generally and by the availability of equitable remedies. Provided the required approvals are obtained from the Federal Reserve Board, the Office of the Wisconsin Commissioner of Banking and the FDIC and the offering, sale and delivery of the M&I Stock to be issued hereunder (and under the Consolidation Agreement) are duly registered pursuant to the 1933 Act and Rule 145 thereunder, neither the execution, delivery and performance of this Agreement or the Consolidation Agreement nor the consummation of the Consolidation contemplated herein and therein, will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by, the terms of any law, or any rule or regulation of any government agency or authority or any judgment, order or decree of any court or other government agency to which the Corporation may be subject, any contract, agreement or instrument to which the Corporation is a party or by which the Corporation is bound or committed or the Articles of Incorporation or By-Laws of the Corporation or constitute an event which with the lapse of time or action by a third party could result in a default under any of the foregoing or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets or properties of the Corporation or upon any shares of M&I Stock.

           Section 4.06. Disclosure. No representation or warranty made by the Bank contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to the Bank or hereafter required to be furnished to the Bank, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.


                                      ARTICLE V
                         ADDITIONAL COVENANTS AND AGREEMENTS

           Section 5.01. Conduct of Business Prior to Closing. From and after the date of this Agreement until the Effective Time, the Bank and BOB Investments shall: (i) carry on their business diligently and in substantially the same manner as they did prior to the Effective Time; (ii) maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by them; (iv) perform all of their obligations under contracts, leases and documents relating to or affecting their assets, properties and business; (v) maintain and preserve their business organization intact, retain their present employees and maintain their relationship with customers; and (vi) comply with and perform all obligations and duties imposed upon them by federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities. Without limiting the generality of the foregoing, except as specifically contemplated in this Agreement, from the date hereof until the Effective Time, the Bank and BOB Investments shall not enter into any agreement or otherwise commit to do, without the written consent of the Corporation, any of the following:

             (a)   (i)     incur or assume any material obligation or liability,
including without limitation any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, (ii) assume, guaranty, endorse or otherwise become liable or responsible (whether directly, contingent or otherwise) for the obligations of any other person; or (iii) mortgage, license, pledge or grant a security interest in any of its material assets or allow to exist any material lien thereon; except (A) for liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business consistent with past practice and in amounts not material to the Bank; or undertaken in connection with the capital expenditures otherwise permitted under this section; and (B) as may be required under existing agreements to which the Bank or BOB Investments are parties;

             (b) change its lending, investment, liability management and other material banking policies in any material respect; organize any Subsidiaries or enter into any new non-banking line of business whether or not permissible under applicable federal or state law, make any material changes in its operations or make any material investment in any other person, firm or entity;

             (c) propose, adopt or permit any amendment to its Articles of Incorporation or By-Laws or the terms of any securities issued by it;

             (d) in an aggregate amount exceeding One Hundred Thousand Dollars ($100,000.00) authorize, incur or commit to any capital expenditures other than capital expenditures consistent with the budget heretofore furnished to and approved by the Corporation;

             (e)   (i)     split, combine or reclassify any Bank Stock or
redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or rights to acquire any shares of its capital stock or any securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of capital stock, of any corporation, bank or other business; and (iv) liquidate, sell, dispose of, or encumber any assets other than in the ordinary course of business consistent with past practice which assets are not material to the Bank;

             (f) revalue in any material respect any of its assets, including without limitation the writing down or writing off the value of any asset; or change its methods of accounting, except as required by changes in generally accepted accounting principles as concurred in by Arthur Andersen & Co., or change any of its methods of reporting income and deductions for Federal income tax purposes, except as required by changes in applicable law;

             (g) make any tax election or settle or compromise any income tax liability material to the Bank or BOB Investments;

             (h) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Bank or incurred in the ordinary course of business consistent with past practice;

             (i) (i) issue, grant, sell or pledge any shares of its capital stock or any securities convertible into capital stock, or permit any shares of its capital stock held in its treasury to become outstanding, except upon exercise of rights or options outstanding under employee benefit plans, programs or arrangements in existence on the date hereof; (ii) confer, issue, sell, grant or award any options, warrants, conversion or other rights not outstanding on the date hereof to acquire any shares of its capital stock not outstanding on the date hereof, including without limitation, the issue, sale, or grant of any option or stock appreciation right; or (iii) amend any of the terms of any such outstanding securities, options, warrants, rights or agreements;

             (j)   take or suffer to exist any of the actions described in
Section 3.13 hereof;

             (k) (i) enter into or adopt any new employee benefit plan or agreement, or (except as required under existing plans or agreements) increase in any manner the compensation or benefits of any of its officers, directors or other employees; (ii) pay or agree to pay any pension, retirement or severance allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any director, officer or key employee; (iii) adopt or commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, insurance, or other employee benefit plan, agreement or arrangement or to any employment or consulting agreement with or for the benefit of any director, officer or employee; (iv) amend any such plan, agreement or arrangement; or (v) enter into any contract, agreement or commitment to do any of the foregoing; or

             (l) declare or pay any dividends on its outstanding shares of capital stock, except for regular dividends paid in the ordinary course of business and consistent with past practices of the Bank, and except as otherwise provided in Section 2.07 of this Agreement.

             Section 5.02. Information Requirements. The Bank shall, between the date hereof and the Effective Date, deliver to the Corporation complete copies of:

             (a)   as soon as practicable, but in no event later than thirty
(30) days after the end of each fiscal year, its unaudited Balance Sheet as of the last day of such year and its Statements of Income, Changes in Shareholders' Equity and Changes in Financial Position for the fiscal year then ended, together with comparable data relating to the preceding fiscal year, all certified as true and correct by the Bank's principal accounting or financial officer, subject to normal year-end fiscal audit adjustments;

             (b) as soon as practicable, but in any event not later than thirty (30) days after the end of each fiscal quarter commencing with the quarter ending June 30, 1994, its unaudited Balance Sheet as of the close of such fiscal quarter and the related unaudited Statements of Income, Changes in Shareholders' Equity and Changes in Financial Position for each such fiscal quarter, certified as accurate by the Bank's chief financial or accounting officer; and

             (c) all management and other letters delivered to the Bank by its independent auditors, and the Bank will make available all reports and work papers produced or developed by the Bank's auditors in connection with their examination of the financial statements of the Bank, as well as all working papers and reports for any prior period for which any tax or other liability of the Bank has not been finally determined or barred by the statute of limitations.

The financial statements described in Subsections (a) and (b), above, shall fairly present, as of their respective dates, the financial position of the Bank and the results of its operations for the periods indicated; and each such statement has been, and shall have been, prepared in conformity with generally accepted accounting principles applied on a consistent basis. The financial statements described in Subsections (a) and (b), above, shall not, as of the dates thereof, include any material assets or omit to state any material liability, absolute or contingent, or other facts, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, materially misleading, and there shall not have been since December 31, 1993, any material adverse change in the financial condition, results of operations, assets, business or prospects of the Bank, other than changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

             Section 5.03. Shareholders' Meeting. The Bank, acting through its Board of Directors, shall promptly in accordance with applicable law:

                   (i) take all actions necessary to duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the "Shareholders' Meeting") as soon as practicable for the purpose of considering and taking action upon this Agreement, the Consolidation and related matters;

                   (ii) subject to its fiduciary duties under applicable law as determined by the Bank's Board of Directors upon advice of counsel, include in the Prospectus/Proxy (as defined in Section 5.04) the recommendation of the Bank's Board of Directors that shareholders of the Bank vote in favor of the approval and adoption of this Agreement, the Consolidation and the transactions contemplated hereby; and

                   (iii) use its best efforts (A) to obtain and furnish the information required to be included by it in the Prospectus/Proxy and cause the Prospectus/Proxy Statement to be mailed to its shareholders at the earliest practicable time and (B) to obtain the necessary approvals by the requisite percentage of its shareholders of this Agreement, the Consolidation and the other transactions contemplated hereby.

             Section 5.04. Registration Statement Information. The Bank will furnish the Corporation with all information concerning the Bank required for inclusion: (i) in a registration statement (including the related prospectus) on Form S-4 (or other appropriate form), any amendments thereto or any supplements to any prospectus contained therein (the "Registration Statement"), filed by the Corporation with the Securities and Exchange Commission (the "Commission") in order to register under the 1933 Act or in any blue sky application or exemption request filed with any state securities commission regarding, the offer, sale and delivery of the shares of the M&I Stock to be issued pursuant to the Consolidation; or (ii) in any application or statement made by the Corporation to any government agency or authority in connection with the transaction contemplated by this Agreement and the Consolidation Agreement. The Bank hereby represents and warrants to the Corporation that at the time the Registration Statement and Blue Sky Permits become effective, the Registration Statement and the Prospectus/Proxy Statement included therein and all Blue Sky Applications, insofar as they relate to the Bank and are based upon written information furnished by the Bank to the Corporation for use therein: (i) will comply in all material respects with the provisions of the 1933 Act; and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that, at the time of the shareholders meeting referred to in Section 5.03, above and at the Effective Time, the Prospectus/Proxy Statement, as amended or supplemented by any amendment filed by the Corporation, insofar as it relates to the Bank and is based upon written information furnished by the Bank to the Corporation for use in such Prospectus-Proxy Statement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

             Section 5.05. Filing of Registration Statement; Blue Sky Filings. The Corporation will, after receiving from the Bank all information necessary for the Registration Statement regarding the Bank, file the Registration Statement with the Commission as soon as practicable and use its best efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Corporation shall make all appropriate applications and filings with and obtain all appropriate consents, permits, registrations (or exemptions therefrom) required by any state securities law in connection with this Agreement, and the same shall be in effect prior to the mailing of the Prospectus/Proxy Statement to the Bank shareholders, at the date of the special meeting of shareholders of the Bank and at the Effective Time. The Corporation represents and warrants to the Bank that at the time the Registration Statement and Blue Sky permits become effective, the Registration Statement and the Prospectus/Proxy Statement included therein and all Blue Sky Applications: (i) will comply in all material respects with the provisions of the 1933 Act; and

(ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and that, at the time of the shareholders meeting referred to in Section 5.03, above and at the Effective Time, the Prospectus/Proxy Statement, as amended or supplemented by any amendment or supplement filed by the Corporation will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided, however, that none of the representations and warranties in this Section 5.05 shall apply to statements in or omissions from the Registration Statement or Prospectus/Proxy Statement made in reliance upon and in conformity with written information furnished by the Bank for use in the Registration Statement or Prospectus/Proxy Statement as provided in Section 5.04, above.

             Section 5.06. Government Filings. The Corporation shall promptly prepare and file with the Federal Reserve Board, the Wisconsin Office of the Commissioner of Banking, FDIC and other appropriate state and federal banking regulatory agencies, an application on an appropriate form to complete the Consolidation and the other transactions contemplated herein and will use its best efforts to have all such applications approved as promptly as possible.

             Section 5.07. Access, Investigation and Review. From and after the date of this Agreement, the Bank shall afford to the officers, attorneys and accountants and other authorized representatives of the Corporation full and free access to the properties, books, contracts, commitments and records of the Bank, at all reasonable times during business hours, and such representatives of the Corporation shall be furnished with true and complete copies of the same and with all other information concerning the affairs of the Bank as such representatives may reasonably request. Any such information treated as confidential by the Bank (and so marked at the time of release to the representatives of the Corporation) shall be kept confidential by the representatives of the Corporation (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that: (i) it was already known to such representatives when received;
(ii) it hereafter becomes lawfully obtainable from other sources; or (iii) it is required to be disclosed by the Corporation in any document required to be filed with the Federal Reserve Board, the Wisconsin Office of the Commissioner of Banking, the FDIC, the Securities and Exchange Commission or any other government agency or authority.

             Section 5.08. No Solicitation. Neither the Bank nor any of its officers, directors, employees, agents or representatives (including, without limitation, investment bankers, attorneys and accountants) or any of the officers, directors, employees, agents or representatives of the Bank shall, directly or indirectly, without the prior written consent of the Corporation initiate contact with, solicit or encourage any inquiries or proposals by or except as, in the written opinion of the Bank's counsel, may be required by the fiduciary duties of the Board of Directors of the Bank, enter into any discussions or negotiations or agreements with, or disclose directly or indirectly any information not customarily disclosed concerning its business and properties, or afford any access to its properties, books and records to, any corporation, partnership, person or other entity or group in connection with any possible proposal regarding a tender offer for or sale of the Bank's capital stock or a consolidation, merger, or sale of all or a substantial portion of the assets of the Bank or any similar transaction.

             Section 5.09. Consultation and Notice of Actions and Proceedings. During the period from the date of this Agreement to the Effective Time, the Bank will cause one or more of its officers to confer on a regular and frequent basis with officers of the Corporation to report the general status of ongoing operations and to consult with the Corporation as to the making of any decisions or the taking of any actions in matters outside the ordinary course of business. The Bank shall promptly notify the Corporation of any claims, actions, proceedings or investigations commenced or, to the best of its knowledge threatened, involving the Bank or any of its properties or assets or, to the best of its knowledge, any employee, director or officer of the Bank which if pending on the date hereof would have been required to be disclosed in writing pursuant to Section 3.08 hereof or which relates to the consummation of the Consolidation. The Bank shall give prompt notice to the Corporation of: (i) any notice of, or other communication relating to, a default or event of default which, with notice or lapse of time or both, would become a default, received by the Bank subsequent to the date of this Agreement and prior to the Effective Time, under any agreement, indenture or instrument material to the financial condition, properties, business or results of operations of the Bank to which the Bank is a party or is subject; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;
(iii) any notice or other communication from any regulatory authority in connection with the transactions contemplated hereby; or (iv) any material adverse change in the financial condition, properties, businesses or results of operations of the Bank.

             Section 5.10.  Agreement by Affiliated Shareholders of the Bank.

             (a) The Bank shall deliver to the Corporation a letter identifying all persons whom it believes to be, at the time of the shareholders meeting referred to in Section 6.01, an "affiliate" for purposes of Rule 145 under the Securities Act; and

             (b) Each shareholder of the Bank (such shareholders as the "Bank Shareholders") who shall, in the opinion of counsel to the Corporation, be deemed to be an "affiliate" of the Bank, within the meaning of such term as used in Rule 145 ("Rule 145") of the General Rules and Regulations (the "Rules") of the Commission under the 1933 Act, shall enter into an agreement ("Affiliate Agreement"), prior to the Effective Date, substantially in the form attached hereto as Exhibit A to the effect that no disposition of M&I Stock received in the Consolidation will be made by such persons except within the limits and in accordance with the applicable provisions of said Rule 145, as amended from time to time, or except in a transaction which, in the opinion of legal counsel reasonably satisfactory to the Corporation, is exempt from registration under the Securities Act.

             Section 5.11. Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation: (i) cooperation in the preparation and filing of the Prospectus/Proxy Statement and any amendments thereto; (ii) the satisfaction of all requirements of any financing agreements; (iii) the taking of all action reasonably necessary, proper or advisable to secure existing debt obligations of the Bank or amend the notes, indentures or agreements relating thereto to the extent required by such notes, indentures or agreements or redeem or repurchase such debt obligations; and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

             Section 5.12. Formation of M&I Interim Bank. The Corporation agrees to cause M&I Interim Bank to be organized promptly under the laws of the State of Wisconsin. Following the organization and due formation of M&I Interim Bank it shall, by addendum to this Agreement, become a party to the Agreement. At such time as M&I Interim Bank has been organized, the Corporation agrees to secure approval of the Consolidation Agreement by the Board of Directors of M&I Interim Bank and to cause M&I Interim Bank to execute and deliver the Consolidation Agreement.

             Section 5.13. Public Announcements. The Corporation and the Bank, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, as determined by the Corporation or the Bank, as the case may be.


                                     ARTICLE VI
                                CONDITIONS TO CLOSING

             Section 6.01. Conditions to Obligations of the Corporation. The obligations of the Corporation under this Agreement are subject, in the discretion of the Corporation, to the satisfaction at or prior to the Effective Date of each of the following conditions:

             (a)   The representations and warranties made by the Bank in
Article III or otherwise in this Agreement with respect to itself shall have been true when made and, except for changes as contemplated herein, shall be true at the Effective Time with the same force and effect as if such representations and warranties were made at and as of the Effective Time and the Bank shall have performed or complied in all material respects with all obligations, covenants and conditions required by Articles V and VI and as otherwise required in this Agreement to be performed or complied with by the Bank or its affiliates prior to or at the Closing or Effective Time. The Bank shall have furnished the Corporation with a certificate, signed by the President of the Bank and dated the Effective Date, to the foregoing effect.

             (b) The holders of the requisite percentage of the outstanding shares of the Bank Stock shall have duly authorized, adopted and approved this Agreement, the Consolidation Agreement and the consummation of the transactions contemplated herein and in the Consolidation Agreement. The Bank shall have delivered to M&I a certificate signed by the President of the Bank as to the details of the foregoing.

             (c) The Corporation shall have received an opinion from Michael, Best & Friedrich, counsel for the Bank, dated the Closing Date and in form and substance substantially similar to the form attached hereto as Exhibit B, with only such exceptions, qualifications and limitations as shall be satisfactory in form and substance to counsel for the Corporation, together with such additional opinions as the Corporation, may reasonably request.

             (d) The Corporation shall have received letters addressed to the Corporation from KPMG Peat Marwick, independent public accountants for the Bank, substantially in the form attached as Exhibit C attached hereto, dated within five business days prior to the effective date of the Registration Statement and dated within five business days prior to the Effective Time, respectively.

             (e) The Corporation shall have received a certificate, dated the Closing Date, of the President of the Bank to the effect that he has read the Registration Statement, and, with respect to the information set forth in the Registration Statement relating to the Bank, such Registration Statement, as of its effective date, as of the date of such certificate, and as of the Effective Time, contained no untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

             (f) The Bank shall have obtained and delivered to the Corporation the Affiliate Agreements of those persons who, in the opinion of counsel to the Corporation, may be deemed to be "affiliates" (as such term is defined in the published rules and regulations under the 1933 Act) of the Bank.

             (g) As of the close of the most recent calendar quarter (or if the Consolidation shall occur within 20 days following the close of a calendar quarter, then as of the close of the next preceding calendar quarter) the "Bank's Net Earnings" (as hereinafter defined) for (i) the four most recent calendar quarters of the Bank on a cumulative basis and (ii) the most recent fiscal year of the Bank for which the Bank's earnings have been reported as of such date, shall each be not less than $1,900,000. As used in this Section, the "Bank's Net Earnings" means the net income of the Bank for the relevant period(s) determined in accordance with generally accepted accounting principles applied on a basis consistent with the Bank's financial statements for the years ended December 31, 1992 and 1993, as referenced in Section 3.04 hereof, subject to any subsequent adjustments required to be reported after the Effective Time, whether or not such adjustments have, as yet, been reported, with the following expenses, if any, net of related tax savings and costs, which were reflected in net income for the relevant period(s) added back into net income for the applicable period: (i) investment banking expenses, outside legal fees, outside accounting fees, and printing costs associated with the Consolidation; and (ii) any other expenses upon which the Corporation and the Bank shall mutually agree.

             (h) As of the end of the month last preceding the Effective Time, the total shareholders' equity of the Bank, prepared in accordance with generally accepted accounting principles, applied on a basis consistent with their respective Statements of Changes in Shareholders' Equity as of December 31, 1993, certified by the Bank's independent auditors, shall not be less than $18,750,000 excluding any adjustments made pursuant to paragraph (k) hereto.

             (i) Between December 31, 1993 and the Effective Time there shall have been no material adverse change in the financial condition of the Bank from that set forth in (i) the financial statements described in Section 3.04 hereof or (ii) the reserve for possible loan and lease losses described in Section 3.05 hereof, and nothing shall have come to the Corporation's attention to lead it to believe that there is or could be a material increase in the loans set forth in the Loan Schedule described in Section 3.20 hereof. For purposes of this
Section 6.01, without limiting additional factors which may be considered material, a material adverse change or material increase in the Loan Schedule shall mean any item, occurrence or event or any series of the same resulting in damage, loss (including unrecognized losses), liability, cost or expense which exceeds, in the aggregate, $500,000, as shall be determined by the Corporation in its sole discretion, but in the exercise of good faith.

             (j) No payment on any indebtedness of the Bank will, as a result of the Consolidation, be accelerated except those of which the Bank has notified the Corporation in writing not less than sixty (60) days prior to the Closing and which acceleration(s) of indebtedness has been accepted by the Corporation in writing prior to the Effective Time.

             (k) As of the close of the month ending not more than thirty (30) days prior to the Effective Time, the Bank shall have made such adjustments, charge offs, additions to reserves and other accounting and income tax provisions as the Corporation shall in its sole discretion deem appropriate.

             Section 6.02. Conditions to Obligations of the Bank. The obligations of the Bank under this Agreement and the Consolidation Agreement are subject, in the discretion of the Bank, to the satisfaction, at or prior to the Effective Date, of each of the following conditions:

             (a) The representations and warranties made by the Corporation in this Agreement shall have been true when made, and except as may otherwise be contemplated or permitted herein, shall be true as of the Effective Date with the same force and effect as if such representations and warranties were made at and as of the Effective Date, and the Corporation shall have performed or complied with all obligations, covenants and conditions required by this

Agreement and the Consolidation Agreement to be performed or complied with by it prior to or at the Closing. The Bank shall have been furnished with a certificate, signed by the President of the Corporation and dated the Effective Date, to the foregoing effect.

             (b) The Bank shall have received an opinion of counsel from Godfrey & Kahn, S.C., counsel for the Corporation and M&I Interim Bank, dated the Effective Date and in form and substance substantially similar to the form attached hereto as Exhibit D, together with such other opinions as the Bank may reasonably request.

             Section 6.03. Conditions to Respective Obligations of the Corporation and the Bank. The respective obligations of the Corporation, M&I Interim Bank and the Bank under this Agreement and the Consolidation Agreement are subject to the further conditions that:

             (a) The Bank and the Corporation shall each have received an opinion of their respective counsel, in form and substance satisfactory to each of them, substantially to the effect that, for federal income tax purposes:

                   (i) The Consolidation constitutes a reorganization within the meaning of Sections 368(a)(l)(A) and 368(a)(2)(E) of the IRC;

                   (ii) No gain or loss will be recognized by the Corporation, M&I Interim Bank, or the Bank as a result of the transactions contemplated herein;

                   (iii) For those Bank shareholders who receive solely M&I Stock in exchange for their Bank Stock, no gain or loss will be recognized on such exchange except as to any cash received in lieu of fractional shares; the adjusted basis of the M&I Stock received by such shareholders will be the same in each instance as the basis of the Bank Stock surrendered in exchange therefor (less any basis allocable to fractional shares);

                   (iv) For those Bank shareholders who receive solely cash in exchange for their Bank Stock through the exercise of dissenters' rights, the receipt of cash in exchange for such stock will be treated as a distribution in redemption of the stock by the Corporation subject to the provisions and limitations of Section 302 of the IRC;

                   (v) The holding period of the M&I Stock received by the Bank shareholders will include in each instance the holding period of the Bank Stock surrendered in exchange therefor, provided the Bank Stock is held as a capital asset on the date of the exchange;

                   (vi) The payment of cash in lieu of fractional share interests of M&I Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by the Corporation subject to the provisions and limitations of Section 302 of the IRC; and

                   (vii) No condition or set of facts or circumstances shall exist at the Effective Time which will either (i) preclude any of the parties to this Agreement or the Consolidation Agreement from satisfying the terms of, or conditions with respect to the ruling or opinion of counsel, or (ii) result in any of the factual statements contained in the ruling request or opinion of counsel being untrue in any material respect.

             (b) The holders of no more than 5% of the shares of the Bank Stock shall, at the Closing Date, be entitled to assert statutory dissenters' appraisal rights under Section 221.25 of the Wisconsin Statutes (with respect to the Consolidation) unless the Corporation shall elect to pay any amounts which may so become due to holders of capital stock of the Bank and such payment will not, in the opinion of counsel to the Corporation, adversely affect or be inconsistent with the opinions of counsel referred to in this Section 6.03.

             (c) The Bank and the Corporation shall have received letters (in form and substance satisfactory to the Corporation and its counsel) from Bank shareholders holding 5% or more of the Bank Stock representing to the Corporation and the Bank that as of the Effective Date, such shareholders have no present plan or intention to dispose of any shares of M&I Stock acquired by reason of the Consolidation.

             (d) The parties hereto shall have received final approval of the transactions contemplated by this Agreement from all appropriate government agencies and authorities, including the Federal Reserve Board, the Wisconsin Office of the Commissioner of Banking, and the FDIC, without any condition which is not satisfactory to the Corporation, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied, and all waiting periods relating to such approvals shall have expired. Such approvals and the transaction contemplated hereby shall not have been contested by any federal or state government authority nor by any other third party by formal proceeding.

             (e) No statute, rule or regulation shall have been enacted in the State of Wisconsin by any governmental or regulatory agency of competent jurisdiction which prevents or restricts consummation of the Consolidation.

             (f) The Registration Statement shall be effective under the 1933 Act prior to the mailing of the Prospectus/Proxy Statement to the Bank's shareholders, and at the date of the meeting of shareholders referred to in
Section 6.01 hereof and at all times thereafter to and including the Effective Time, and no stop order suspending the effectiveness thereof shall have been issued during such period and no proceedings for that purpose shall have been instituted or be pending at the Effective Time. All appropriate registrations, permits and consents required by any state securities law (or exemptions therefrom) in connection with this Agreement shall have been obtained and be in effect at the date of the meeting of shareholders and at the Effective Time.

             (g) On the Effective Date there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or government agency or authority which might result in an action to restrain, enjoin or prohibit consummation of the transactions contemplated by this Agreement or the Consolidation Agreement, or which might result in divestiture, rescission or damages in connection with such transactions or involving any of the assets, properties, business or operations of the Bank which might result in any material adverse change in the financial condition, results of operations, business or prospects of the Bank; and each of the parties shall furnish the other with a certificate, dated the Closing Date and signed by the President of the Bank and the Corporation respectively, to the effect that no such litigation, investigation, inquiry or proceeding is pending, or to the best of his knowledge, threatened against such party.

             (h) All actions, proceedings, instruments and documents required to carry out the transaction contemplated by this Agreement and the Consolidation Agreement or incidental thereto and all other related legal matters (including but not limited to all matters relating to the federal income tax consequences of the Consolidation) shall have been satisfactory to and approved by counsel to each of the parties to this Agreement and such counsel shall have been furnished with certified copies of actions and proceedings and such other documents and instruments as they shall have reasonably requested.


                                ARTICLE VII
                                TERMINATION

             Section 7.01. Reasons for Termination and Abandonment. This Agreement may be terminated and abandoned before the Effective Date, notwithstanding the approval and adoption of this Agreement or the Consolidation Agreement by the shareholders of the Bank and/or M&I Interim
Bank:

             (a) By mutual consent of the Boards of Directors of the Bank and the Corporation;

             (b) By either the Bank or the Corporation if the Consolidation is not consummated on or before February 15, 1995;

             (c) By the Corporation if any of the conditions provided for in Sections 6.01 and 6.03 of this Agreement have not been met and have not been waived in writing by the Corporation;

             (d)   By the Bank, if any of the conditions of Sections 6.02 and
6.03 of this Agreement have not been met and have not been waived in writing by the Bank; or

             (e) By the Bank, if at the time of such termination there shall be a material adverse change in the consolidated financial condition of the

Corporation from that set forth in the Corporation's Balance Sheet included in its Form 10-K for the year ended December 31, 1993.

             Section 7.02. Notice. In the event of termination and abandonment by any party as above provided in this paragraph, written notice shall forthwith be given to the other parties, which notice shall specifically describe the basis for such termination.

             Section 7.03. Effect of Termination. If the Consolidation is not consummated as the result of termination of this Agreement, the Corporation and the Bank each shall pay their own fees and expenses incident to the negotiation, preparation and execution of this Agreement, their respective shareholders' meetings and actions and all other acts incidental to, contem-plated by or in pursuance of the transactions contemplated by this Agreement, including fees and expenses of their respective counsel, accountants and other experts and advisors and this Agreement shall immediately terminate and neither the Bank nor the Corporation shall have any liability under this Agreement for damages or otherwise.


                                    ARTICLE VIII
                                    MISCELLANEOUS

             Section 8.01. Survival of Representations and Warranties. All representations, warranties and covenants in this Agreement shall survive the Closing and any investigation by the parties hereto; provided, however, that no officer, director or shareholder of the Bank or the Corporation shall have any liability hereunder except in the case of gross negligence, bad faith or fraud.

             Section 8.02. Notices. Any notice given hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, to the parties at the following addresses:

             If to M&I, then to:

                   Marshall & Ilsley Corporation
                   770 North Water Street
                   Milwaukee, Wisconsin  53201
                   Attention:  M. A. Hatfield, Senior Vice President

                   With a copy to:

                   Mr. James A. Sheriff
                   Godfrey & Kahn, S.C.
                   780 North Water Street
                   Milwaukee, Wisconsin  53202

             If to the Bank, then to:

                   Bank of Burlington
                   200 South Pine Street
                   P.O. Box 417
                   Burlington, Wisconsin  53105
                   Attention:  Mr. Robert Wenke, President

                   With a copy to:

                   Mr. Frank J. Pelisek
                   Michael, Best & Friedrich
                   100 E. Wisconsin Ave.
                   Milwaukee, Wisconsin  53202


             Section 8.03. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, but shall not be assigned by either party without the prior written consent of the other party.

             Section 8.04. Articles and Other Headings. Articles and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

             Section 8.05. Entire Agreement. This agreement embodies the entire agreement between the parties and supersedes all prior arrangements, understandings, agreements or covenants between the parties.


             Section 8.06. Governing Law. This Agreement shall be governed by the laws of the State of Wisconsin applicable to contracts made and to be performed therein.

             Section 8.07. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

             Section 8.08. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, at any time before or after the adoption of the consolidation by the shareholders of the Bank as contemplated by Section 5.03 hereof, by written agreement of the Bank, and the Corporation, but after such approval of the shareholders of the Bank, no such amendment, modification or supplement shall reduce or change the form of the consideration being paid pursuant to Sections
2.02 and 2.03 hereof, or change any of the terms and conditions of the Agreement in a manner which materially and adversely affects the rights of the Bank's shareholders hereunder without the approval of such shareholders.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                       MARSHALL & ILSLEY CORPORATION


                                       By:   /s/ M.A. Hatfield
                                             -----------------------------
                                             M. A. Hatfield

                                       Its: Senior Vice President

Attest:


_________________________

                                       BANK OF BURLINGTON


                                       By:   /s/ Robert Wenke
                                             -----------------------------
                                             Robert Wenke

                                       Its:  President

Attest:


_________________________


JAS-M&I BURL-RESTATED
burlfinl.jas

                                                                     ANNEX A


                         AGREEMENT AND PLAN OF CONSOLIDATION


             THIS AGREEMENT AND PLAN OF CONSOLIDATION dated as of __________, 1994 between M&I INTERIM BANK, a Wisconsin banking corporation ("Interim"), and BANK OF BURLINGTON, a Wisconsin banking corporation (hereinafter separately called "Burlington" or together with Interim, one of the "Consolidating Banks").

                                      RECITALS

             This Agreement provides for the consolidation of Interim with and into Burlington pursuant to the provisions of Section 221.25 of the Wisconsin Statutes. The consolidation provided for herein is also described and set forth in that certain Agreement and Plan of Reorganization (the "Reorganization Agreement") dated June 15, 1994, as amended, between Burlington and Marshall & Ilsley Corporation ("M&I"), a Wisconsin corporation. Interim is a newly chartered state bank organized on ___________, 1994, under the laws of the State of Wisconsin, with its principal office in Burlington, Wisconsin. As of the date hereof, Interim has outstanding ______ shares of common stock, par value $_____ per share, all of which shares are owned by M&I Corporation. Burlington has issued and outstanding 904,000 shares of common stock, par value $1.25 per share ("Burlington Stock"). This Agreement has been approved by the Boards of Directors of each Consolidating Bank and will become effective upon its approval by the requisite vote of the shareholders of each Consolidating Bank and upon satisfaction of certain other conditions as hereinafter set forth.

             NOW, THEREFORE, in consideration of the mutual promises and agreements hereafter set forth, the parties hereto agree as follows:

                                      ARTICLE I

                      Consolidation of Interim into Burlington

             1.1. Consolidation. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as hereinafter defined), Interim shall be consolidated with and into Burlington (the "Consolidation") pursuant to the provisions of Section 221.25 of the Wisconsin Statutes, and Burlington and
Interim shall become a single banking corporation (the "Consolidated Bank") which shall exist under and by virtue of the banking laws of the State of Wisconsin.

             1.2. Effective Time of Consolidation. The Consolidation shall become effective at the time specified in Section 1.01 of the Reorganization Agreement (the "Effective Time" or the "Effective Date").

             1.3. Consequences of Consolidation. At and as of the Effective Time and as a result of the Consolidation:

                   1.31. Continued Existence of Burlington. The corporate identity, existence, purposes, powers, franchises, rights and immunities of Burlington shall continue and be unaffected and unimpaired.

                   1.32. Effect on Interim. The corporate identity, existence, purposes, powers, franchises, rights and immunities of Interim shall be merged with and into Burlington and the Consolidated Bank shall be fully vested therewith. The separate legal existence of Interim, except as it may be continued by reason of the Wisconsin banking laws, shall cease and the assets and liabilities of Interim shall thereafter be reported by the Consolidated Bank. The rights, interests and franchises of Interim in and to every species of property, real, personal and mixed and choices in action thereto belonging, shall be deemed transferred to and vested in the Consolidated Bank without any deed, endorsement or other instrument of transfer and the Consolidated Bank shall take, hold and enjoy the same and all rights of property, franchises and interests in the same manner and to the same extent as were held and enjoyed by Interim at the time of the Consolidation.

                   1.33. Effect on Trust Powers. To the extent that either of the Consolidating Banks is then authorized under the laws of Wisconsin to perform fiduciary services, the Consolidated Bank shall, at the Effective Time, succeed to all rights, obligations, relations and trusts, and the duties and liabilities connected therewith, held by either of the Consolidating Banks, and without further appointment shall act as trustee, executor, administrator or in any other fiduciary capacity in which either of the Consolidating Banks was acting at the Effective Time, and shall execute and perform each and every trust or relation in the same manner as if the Consolidated Bank itself had assumed the trust or relation, including the obligations and liabilities connected therewith. The Consolidated Bank shall be entitled to be appointed or to act as trustee or executor or other fiduciary to the same extent and with the same effect as would either Consolidating Bank which, prior to the Effective Time, had been designated as trustee or any other fiduciary in any trust deed or other writing, or has been nominated as executor in any will.

                   1.34. Offices. The home office of the Consolidated Bank shall be at 200 S. Pine Street, Burlington, Wisconsin, being the home office of Burlington immediately prior to the Effective Time.

      Burlington's branch offices at Paddock Lake, Twin Lakes, and Waterford, Wisconsin shall continue to be operated and maintained following the Effective Date as branches of the Consolidated Bank. All remote paying and receiving facilities, transit facilities, customer bank communications terminals or other facilities operated by either of the Consolidating Banks at and prior to the Effective Date shall continue as facilities of the Consolidated Bank at and after the Effective Date.


                   1.35. Charter. From and after the Effective Date, the Charter (Articles of Incorporation) of Burlington as in effect immediately prior to the Effective Date shall continue as the Charter of the Consolidated Bank unless and until further amended or repealed as provided therein or by law.

                   1.36. By-Laws. From and after the Effective Date, the By-Laws of Interim as in effect immediately prior to the Effective Date shall continue as the By-Laws of the Consolidated Bank unless and until further amended or repealed as provided therein or by law.

                   1.37. Directors and Officers. The directors and officers of Burlington holding office immediately prior to the Effective Date shall continue from and after the Effective Date as directors and officers of the Consolidated Bank until the election of their respective successors or until their resignation or removal as provided by law or in the Charter or By-Laws of the Consolidated Bank. If on the Effective Date any vacancy shall exist on the Board of Directors or in the officers of Interim such vacancy may be filled in the manner provided by the By-Laws of the Consolidated Bank.

                   1.38. Name of Consolidated Bank. From and after the Effective Date, the name of the Consolidated Bank shall be "M&I Bank of Burlington."

             1.4. Further Assurances. If at any time after the Effective Date the Consolidated Bank shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to carry out the provisions of this Agreement or to vest, perfect or confirm, of record or otherwise, in the Consolidated Bank or its transferees the title to any property or right of either Consolidating Bank acquired or to be acquired by reason of the Consolidation, the officers and directors of either Consolidating Bank in office immediately prior to the Effective Date shall in the name and on behalf of each Consolidating Bank execute and deliver all such proper deeds, assignments and assurances or other documents and do all things necessary and proper to vest, perfect or confirm in the Consolidated Bank or its transferees title to and possession of the properties, rights, privileges, immunities, powers or purposes of each of the Consolidating Banks or to otherwise carry out the purposes of this Agreement and the proper officers and directors of each of the Consolidating Banks are hereby authorized, in the name of either Consolidating Bank or otherwise, to take any and all such action.

                                     ARTICLE II

                        Conversion and Exchange of Securities
             2.1. Manner of Conversion. Subject to the terms and conditions set forth herein and in the Reorganization Agreement, as of the Effective Time, by virtue of the Consolidation, and without any action on the part of any holder of shares of Burlington Stock:

                   (a) All shares, if any, of Burlington Stock owned by Burlington shall be cancelled and no M&I Common Stock, $1.00 par value ("M&I Stock") shall be delivered and exchanged therefor.

                   (b) Each outstanding share of Burlington Stock as to which shareholders pursuant to Section 221.25 of Wisconsin Statutes have voted against adoption and approval of the Consolidation or given notice in writing at or prior to the taking of such vote that they dissent from the Consolidation and (ii) within 20 days after the date the notice of approval of the Consolidation by the Wisconsin Office of Commissioner of Banking is mailed or delivered to such shareholder, such shareholder notifies Burlington that he or she dissents from the Plan of Consolidation as adopted and approved and desires to withdraw from Burlington, then such shares shall not be converted into M&I Stock hereunder (all such shares of Burlington Stock are hereafter called "Dissenting Shares"). Burlington shall give M&I prompt notice upon receipt by Burlington of any such written objection to the Consolidation by any Burlington stockholder (a "Dissenting Stockholder"). Burlington agrees that prior to the Effective Time it will not, except with prior written consent of the M&I, voluntarily make any payment with respect to, or settle or offer to settle, any such objection. Each Dissenting Stockholder who becomes entitled, pursuant to the provisions of Section
      221.25 of Wisconsin Statutes, to payment for his or her Burlington Stock shall receive payment therefor from the Consolidated Bank from funds provided by M&I (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the provisions of the aforesaid statute) and such shares of Burlington Stock shall be cancelled. If any Dissenting Stockholder shall fail to perfect or shall effectively withdraw or lose his right to appraisal of and payment for his shares of Burlington Stock under Section 221.25 of Wisconsin Statutes, his or her shares shall thereupon be converted into M&I Stock in accordance with the provisions of Section (c) herein.

                   (c) Each share of Burlington Stock (except shares described in subparagraph (a) hereof and Dissenting Shares) issued and outstanding as of the Effective Time shall by virtue of the Consolidation and without any action on the part of the holder thereof be converted into the right to receive one and sixty-five hundredths (1.65) shares of M&I Stock.

                   (d) The Exchange Agent shall send a notice in transmittal form to each holder of a certificate which represents shares of Burlington Stock prior to the Consolidation and which has not theretofore been submitted to the Exchange Agent, advising such holder of the terms of the exchange effected by the Consolidation and the procedure for surrendering to the Exchange Agent such certificate for exchange into one or more certificates evidencing shares of M&I Stock. Until so surrendered, each outstanding certificate which prior to the Effective Time represented shares of Burlington Stock will be deemed for all purposes to evidence the right to receive ownership of the number of full shares of M&I Stock into which such shares of Burlington Stock were converted; provided, however, that until such certificates are so surrendered, no dividend payable to holders of record of shares of M&I Stock as of any date subsequent to the Effective Time shall be paid to the holder(s) of such certificates in respect of M&I Stock represented thereby. Upon surrender of certificates for Burlington Stock which have been converted into shares of M&I Stock, there shall be paid (without interest) to the record holder of the certificates for M&I Stock issued and exchanged therefor (i) on or as soon as practicable after such date of surrender, the amount of dividends which as of any date subsequent to the Effective Time became payable and were not paid to such holder with respect to such shares of M&I Stock and (ii) on the appropriate payment date occurring subsequent to the date of surrender, the amount of such dividends, if the record date in respect thereof occurred after the Effective Time but prior to the date of surrender.

                   (e) No certificates or script representing fractional shares of M&I Stock shall be issued upon surrender for exchange of certificates; no dividend or distribution with respect to M&I Stock shall be payable on or with respect to any fractional share, and such fractional share's interest shall not entitle the owner thereof to vote or to any other rights of a stockholder of M&I. In lieu of any such fractional share, M&I shall pay to each former Burlington stockholder who otherwise would be entitled to receive a fractional share of M&I Stock an amount in cash determined by multiplying (i) the closing sales price of M&I Stock as reported in the Midwest Edition of the Wall Street Journal on the Effective Date, by (ii) the fraction of a share of M&I Stock to which such holder would otherwise be entitled.

             2.2. Further Powers. The Board of Directors of M&I shall have the right, either before or after the Effective Date, to adopt additional rules and regulations with respect to the surrender of Burlington Certificates and disbursements with respect thereto not inconsistent with the provisions of this Agreement.

             2.3. No Additional Shares Issued. No shares of capital stock of the Consolidated Bank shall be issued in connection with the Consolidation.

                                     ARTICLE III

                                     Conditions

             3.1. Conditions to Consolidation. Effectuation of the Consolidation herein provided is conditioned upon fulfillment or waiver of all conditions set forth in the Reorganization Agreement.

                                     ARTICLE IV

                           Termination, Amendment, Waiver

             4.1. Termination. This Consolidation Agreement may be terminated in the manner set forth in Article VII of the Reorganization Agreement and may be amended in the manner set forth in Article VIII of the Reorganization Agreement.

                                      ARTICLE V

                                    Miscellaneous

             5.1. Necessary Action; Best Efforts. From and after the date hereof each of the parties hereto covenants and agrees to use its best efforts to consummate the transactions contemplated hereby and to obtain all requisite third party consents and approvals.

             5.2. Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing and personally delivered in a manner sufficient for the service of legal process under the laws of Wisconsin or sent by first class mail, postage prepaid, to the parties hereto at their respective addresses as set forth on the signature pages hereof or to such changed address as a party may designate by notice duly given. Copies of all such notices shall be delivered or mailed to Marshall & Ilsley Corporation, 770 North Water Street, Milwaukee, Wisconsin 53202,
Attention: M. A. Hatfield, Secretary, or to such other address as M&I may hereafter designate by notice given to both of the Consolidating Banks.

             5.3. Binding Effect; No Third Party Action. This Agreement shall be binding upon and inure to the benefit of the Consolidating Banks parties hereto and no shareholder or creditor of a party or any other person shall have any right to enforce or maintain any action under this Agreement or by reason hereof.

             5.4 Defined Terms. All capitalized terms not otherwise defined herein shall be defined as in the Reorganization Agreement.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       M&I INTERIM BANK
Attest:


__________________________      By: _______________________________
                                           _______________, President



                                       BANK OF BURLINGTON
Attest:


__________________________      By: _______________________________
                                           Robert Wenke, President
                                           220 S. Pine Street
                                           Burlington, Wisconsin  53105


JAS-M&I BURL CONSOL-RESTATED
burconr.jas
RJE-M&I Form S-4
M&I-S4.RJE
11/15/94 ica

                                                             APPENDIX B

                          WISCONSIN STATUTES SECTION 221.25

      221.25. Consolidation of banks. (1) Any 2 or more banks may, with the approval of the commissioner of banking, consolidate into one bank under the charter of either existing bank on such terms and conditions as may be lawfully agreed upon by a majority of the board of directors of each bank proposing to consolidate and be ratified and confirmed by the affirmative vote of the stockholders of each such bank owning at least two-thirds of its capital stock outstanding and at least two-thirds of any outstanding preferred stock having voting rights, at a meeting to be held on call of the directors, after sending notice of the time, place and object of the meeting to each shareholder of record by registered mail at least 30 days prior to said meeting; provided that the capital stock of such consolidated bank shall not be less than that required under existing law for the organization of a state bank in the place in which it is located. When such consolidation is approved by the commissioner, any shareholder of either of the banks so consolidated who has not voted for such consolidation shall be given notice of the approval by the bank in which the shareholder holds an interest and of the shareholder's right to receive the appraised value for the shareholder's shares. If within 20 days after the date that notice of approval is mailed or delivered to a shareholder the shareholder notifies the directors of the bank in which the shareholder is interested that the shareholder dissents from the plan of consolidation as adopted and approved and desires to withdraw from such bank, the shareholder shall be entitled to receive in cash the value of the shares so held by the shareholder, to be ascertained by an appraisal made by a committee of 3 persons, one to be selected by the shareholders, one by the directors, and the 3rd by the 2 so chosen; the expense of such appraisal shall be borne by the bank; and in case the value so fixed shall not be satisfactory to the shareholder he or she may within 5 days after being notified of the appraisal appeal to the commissioner, who shall cause a reappraisal to be made by an appraiser or appraisers to be named by said commissioner, which appraisal shall be final and binding, and if said reappraisal shall exceed the value fixed by said committee the bank shall pay the expense of reappraisal, otherwise the shareholder shall pay said expense, and the value so ascertained and determined shall be deemed to be a debt due and be forthwith paid to said shareholder from said bank, and the share or shares so paid shall be surrendered and after such notice as the board of directors may provide, be sold at public auction within 30 days after the final appraisement provided for by this section.

      (2) The bank or banks consolidating with another bank under sub. (1) shall not be required to go into liquidation but their assets and liabilities shall be reported by the bank with which they have consolidated; and all the rights, franchises and interests of said banks so consolidated in and to every species of property, personal and mixed, and choses in action thereto belonging, shall be deemed to be transferred to and vested in such bank into which it is consolidated without any deed or other transfer, and the said consolidated bank shall hold and enjoy the same and all rights of property, franchises and interests in the same manner and to the same extent as was held and enjoyed by the bank or banks so consolidated therewith.

      (3) The commissioner may after consultation with the banking review board make recommendations to any bank or trust company within this state as to advisability of consolidation with other banks and may make recommendations as to terms for consolidation or merger of banks in order to avoid a condition of oversupply of banks in any community or area of the state. The commissioner may also, if requested so to do, act as mediator or arbitrator to fix any of the terms of any such consolidation or merger. It shall be within the power of the board of directors of any bank or trust company organized under the laws of this state to appropriate a reasonable amount from the assets of the bank toward assisting in bringing about a consolidation or merger of banks or to aid in reorganization or in avoiding the closing of a bank where such action is deemed to be in the interests of safe banking and the maintenance of credit and banking facilities in the county in which such bank is located.

      (4) Application for approval of a consolidation under sub. (1) shall be made on a form prescribed by the commissioner. The application shall be accompanied by a fee of $5,000, except that if more than 3 banks are to be consolidated the fee is $5,000 plus $1,000 for each bank after the 3rd bank.


RJE-M&I Form S-4
M&I-S4.RJE
11/16/94

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

      Section 180.0851 of the Wisconsin Business Corporation Law (the "WBCL") requires Marshall & Ilsley Corporation ("M&I") to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of M&I unless it is determined that he or she breached or failed to perform a duty owed to M&I and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with M&I or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;
(iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

      Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under M&I's Articles of Incorporation or Bylaws, a written agreement between the director or officer and M&I, or a resolution of the Board of Directors or the shareholders.

      Unless otherwise provided in the articles of incorporation or bylaws, or by written agreement between the director or officer and M&I, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the WBCL:
(i) by majority vote of a disinterested quorum of the Board of Directors:
(ii) by independent legal counsel chosen by a quorum of disinterested directors or its committee; (iii) by a panel of three arbitrators (one of which is chosen by a quorum of disinterested directors); (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method permitted in
Section 180.0858 of the WBCL.

      Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by M&I, pursuant to Section 180.0853 of the WBCL, at such time as the director or officer furnishes to M&I written affirmation of his good faith that he has not breached or failed to perform his duties; and written confirmation to repay any amounts advanced if it is determined that indemnification by M&I is not required.

      Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections
180.0850 to 180.0858 of the WBCL for any liability incurred in connection with any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

      As permitted by Section 180.0858, M&I has adopted indemnification provisions in its By-Laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Section 7.1 of M&I's By-Laws, among other items, provides that (i) an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive. M&I has purchased directors' and officers' liability insurance which has coverage limits of $40 million per occurrence and insures M&I's officers and directors against certain liabilities which may arise under the Securities Act of 1933.

Item 21.  Exhibits and Financial Statement Schedules.

a.    Exhibits

Exhibit No.
- -----------

     2 Agreement and Plan of Reorganization dated as of June 15, 1994, as amended and restated, by and between Marshall & Ilsley Corporation and the Bank of Burlington (incorporated by reference to Appendix A to the Prospectus/Proxy Statement included as part of this Registration Statement)

     5       Opinion of Godfrey & Kahn, S.C. regarding legality

     8.1     Opinion of Godfrey & Kahn, S.C. regarding tax matters

     8.2     Opinion of Michael, Best and Friedrich regarding tax matters

    13       Bank of Burlington's Form 10-Q for the period ended September 30,
             1994.

    23.1     Consent of Arthur Andersen LLP

    23.2     Consent of KPMG Peat Marwick LLP

    23.3     Consent of Godfrey & Kahn, S.C. (contained in Exhibits 5 and 8.1)

    23.4     Consent of Michael, Best and Friedrich (contained in Exhibit 8.2)

    24       Powers of Attorney for the Directors of Marshall & Ilsley
             Corporation

    99       Form of Bank of Burlington Proxy

b.  Financial Statement Schedules

Item 22.  Undertakings.

             (1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (2) The undersigned Registrant hereby undertakes as follows: prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

             (3) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions referred to in Item 20 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

             (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

             (6) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                    SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on November 21, 1994.

                                     MARSHALL & ILSLEY CORPORATION
                                            (Registrant)


                                     By:  /s/ J.B. Wigdale
                                          -----------------------------------
                                          J.B. Wigdale, Chairman of the Board

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dated indicated:



  /s/ J.B. Wigdale                           Date: November 21, 1994
- ------------------------------------
J.B. Wigdale,
Chairman of the Board and a Director
 (Chief Executive Officer)



  /s/ G.H. Gunnlaugsson                      Date: November 21, 1994
- ------------------------------------
G.H. Gunnlaugsson,
Executive Vice President and a Director
 (Chief Financial Officer)



  /s/ P.R. Justiliano                        Date: November 21, 1994
- ------------------------------------
P.R. Justiliano
Senior Vice President and Corporate Controller
 (Principal Accounting Officer)

Directors:   Richard A. Abdoo, Oscar C. Boldt, J.P. Bolduc, Wendell F. Bueche,
             J.F. Chait, Glenn A. Francke, G.H. Gunnlaugsson, Burleigh E.
             Jacobs, Jack F. Kellner, James F. Kress, D.J. Kuester, Edward L.
             Meyer, Jr., Don R. O'Hare, San W. Orr, Jr., Peter M. Platten, III,
             J.A. Puelicher, Stuart W. Tisdale, J.B. Wigdale, James O. Wright and Gus A. Zuehlke.



  /s/ M.A. Hatfield                          Date: November 21, 1994
- ------------------------------------
M.A. Hatfield
As Attorney-in-Fact*

* Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

                                   EXHIBIT INDEX

Exhibit
Number                          Description
- -------
 2 Agreement and Plan of Reorganization dated as of June 15, 1994, as amended and restated, by and between Marshall & Ilsley Corporation and the Bank of Burlington (incorporated by reference to Appendix A to the Prospectus/Proxy Statement included as part of this
            Registration Statement)........................................  *

 5          Opinion of Godfrey & Kahn, S.C. regarding legality.............

 8.1        Opinion of Godfrey & Kahn, S.C. regarding tax matters..........

 8.2        Opinion of Michael, Best and Friedrich regarding tax matters...

13          Bank of Burlington's Form 10-Q for the period ended September
            30, 1994.......................................................  p

23.1        Consent of Arthur Andersen LLP.................................

23.2        Consent of KPMG Peat Marwick LLP...............................

23.3        Consent of Godfrey & Kahn, S.C. (contained in Exhibits 5 and 8.1)

23.4        Consent of Michael, Best and Friedrich (contained in Exhibit 8.2)

24          Powers of Attorney for the Directors of Marshall & Ilsley
            Corporation....................................................

99          Form of Bank of Burlington Proxy...............................

__________

 *    Incorporated by reference as noted.

 p    Filed in paper format under cover of Form SE.


RJE-M&I Form S-4
M&I-S4.RJE
11/16/94